Exhibit 10.3

                         AGREEMENT OF PURCHASE AND SALE

   U.S. West Communication Group office portfolio, Phoenix and Tucson, Arizona

                                    [HERRICK]

               ARTICLE 1: CONTRIBUTED PROPERTY/CONTRIBUTION VALUE

         1.1      Certain Basic Terms.

         (a)      Contributors and Notice Address

                                     PHOENIXWEST ASSOCIATES, LTD.
                                     VERSAILLES ASSOCIATES LIMITED PARTNERSHIP
                                     LAKEVIEW 436 ASSOCIATES LTD.
                                     PINES REALTY ASSOCIATES, LTD., all Florida limited partnerships, together referred to as "Contributors"
                                     c/o Herrick Company
                                     2295 Corporate Blvd. NW, Suite 222
                                     Boca Raton, Florida 33431-0810
                                     Telephone: 561/241-9880
                                     Facsimile: 561/241-9887

                  With a copy to:    Kelley Drye & Warren LLP
                                     Attention: John A. Garraty, Jr.
                                     101 Park Avenue
                                     New York, New York 10178
                                     Telephone: 212/808-7653
                                     Facsimile: 212/808-7897

         (b)      Carr and Notice Address:

                                     CARRAMERICA REALTY, L.P.
                                     a Delaware limited partnership,
                                     herein referred to as "Carr"
                                     Attention: Karen Dorigan
                                     1700 Pennsylvania Avenue, N.W.
                                     Washington, D.C.  20006
                                     Telephone:  202/639-3843
                                     Facsimile:  202/ 737-2147

                  With copies to:    Mayer, Brown & Platt
                                     Attention: George Ruhlen
                                     141 East Palace Avenue
                                     Santa Fe, New Mexico 87501
                                     Telephone: 505/820-8185
                                     Facsimile: 505/820-7334

                                     Mayer, Brown & Platt
                                     Attention: James A. Parker
                                     190 South LaSalle Street
                                     Chicago, Illinois 60603
                                     Telephone: 312/701-7853
                                     Facsimile: 312/706-8732

         (c)  Date of this
                Agreement:           September 30, 1997.

         (d)  Contribution Value:    $38,112,482

         (e)  Earnest Money:         $327,150, and any other deposits of earnest
                                     money made pursuant to the terms of this Agreement, together with interest thereon.

         (f)                         Intentionally Omitted.

         (g)  Closing Date:          December 1, 1997, subject to extension as
                                     provided in Paragraph 1.6(a)
                                     or otherwise in this Agreement.

         (h)  Title Company:         Chicago Title Company
                                     Attention: Frank Jansen
                                     700 South Flower Street, Suite 920
                                     Los Angeles, California 90017
                                     Telephone: 213/488-4346
                                     Facsimile:  213/891-0834

         (i)  Escrow Agent:          Chicago Title Company
                                     Attention:  Ken Buvala
                                     2201 East Camelback Road, Suite 126B
                                     Phoenix, Arizona 85016
                                     Telephone:  602/468-6333
                                     Facsimile:  602/468-6336

         (j)  Broker:                CB Commercial

         (k)  Existing Mortgage
                Loan: That certain loan in the aggregate principal amount of $64,640,000, evidenced by four promissory notes dated December 31, 1990, payable to UBS Mortgage Finance Inc. ("Lender") in the original principal amounts of $28,441,600, $13,574,400,
                                     $13,574,400 and $9,049,600, respectively.

         (l)  Loan Documents:        All documents and instruments evidencing,
                                     securing or otherwise related to the
                                     Existing Mortgage Loan.

         (m)  Master Leases:         Those four master leases, each dated
                                     December 31, 1990 between PREFCO VII
                                     Limited Partnership, as landlord, and U S
                                     WEST Business Resources, Inc. ("Master
                                     Tenant"), as tenant, as amended, each
                                     covering improvements on each of the four separate parcels of land comprising the Property.

         (n)  Master Lease
                Guaranties:           For each of the Master Leases, the Lease
                                      Guaranty, dated as of December 31, 1990, by The Mountain States Telephone and
                                      Telegraph Company, a Colorado corporation, in favor of the landlord under The Master
                                      Leases, the Lease Guaranty, dated as of
                                      December 31, 1990, by U S WEST Inc., a
                                      Colorado corporation, in favor of the
                                      landlord under The Master Leases; and the Lease Guaranty, dated as of December 31,
                                      1990, by U S WEST Real Estate, Inc., a
                                      Colorado corporation, in favor of the
                                      landlord under the Master Leases.


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


         (o)  Related Agreements:      This Agreement, that Agreement of
                                       Purchase and Sale of even date herewith
                                       between PREFCO VII Limited Partnership
                                       and Carr, and that Agreement of Purchase and Sale of even date herewith (covering the remainder interest) between PREFCO
                                       VII Limited Partnership, Ltd. and Carr,
                                       the Pitney Debt Agreement, and any
                                       related agreements entered into by Carr
                                       and Contributors or any other such seller or contributor with respect to the Contributed Property or any other property covered by the Master Leases.

         (p)  Pitney Debt Agreement:   That letter agreement of even date
                                       herewith among Contributors, Carr, and
                                       PREFCO VII Limited Partnership regarding a satisfaction payment to PREFCO VII
                                       Limited Partnership in connection with a tenancy-in-common agreement.

         (q)  Contribution Agreement:  That certain Contribution Agreement between Contributors and Carr related to this transaction.

         1.2 Contributed Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (this "Agreement"), Contributors agree to contribute and convey to Carr, and Carr agrees to accept such contribution and conveyance of the following property (collectively, the "Contributed Property"):

         (a) Contributors' tenants in common interest with respect to the "Real Property," being the four parcels of land described in Exhibits A-1 through A-4 attached hereto; all improvements and fixtures (other than fixtures owned by tenants pursuant to the Leases) located thereon, including, but not limited to, the office buildings located on such lands, (collectively, the "Improvements"); all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anyway appertaining to such real property; and all right, title and interest of Contributors in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property; excepting from such real property remainder interests conveyed to Arizona - Relco Limited Partnership pursuant to Special Warranty Deeds and Assignments, recorded under Recording Numbers 91-0552245, 91- 0552246, and 91-0552247 Maricopa County Recorder, Maricopa County, Arizona, and at Docket 9172, Page 876, Pima County Recorder's Office, Pima County, Arizona.

         (b) Contributors' tenants in common interest with respect to the landlord's interest in the "Leases," being all leases of space or other occupancy agreements affecting the Improvements, including without limitation the Master Leases and any and all amendments and supplements thereto, the Master Lease Guaranties, and any other guaranties and security received by landlord in connection therewith.

         (c) All right, title and interest of Contributors, if any, in and to the "Personal Property," being all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property including, without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; and, whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held for repairs and replacements. The term "Personal Property" also shall include any and all deposits, bonds or other security, if any, deposited or delivered by Contributors with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

         (d) All right, title and interest of Contributors, if any, in and to the "Intangible Property," being all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Real Property, including, without limitation: all trade names and trade marks associated with the Real Property, including, without limitation, the name of the Improvements; the plans and specifications for the Improvements; warranties covering any of the Real or Personal Property; all contract rights related to the construction, operation, ownership or management of the Real Property that are expressly assumed by Carr pursuant to this Agreement; applications, permits, approvals and licenses (to the extent assignable); insurance proceeds and


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

condemnation awards or claims thereto to be assigned to Carr hereunder; any funds held by Master Tenant or Manager under the Master Leases or the Management Agreement; and all books and records relating to the Real Property.

         1.3 Earnest Money. On or before November 7, 1997, Carr shall deposit the Earnest Money with the Escrow Agent. If Carr fails to timely deposit the Earnest Money, then this Agreement shall automatically terminate. The Escrow Agent shall release the Earnest Money to Carr at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 8 of this Agreement. In addition to any other right or remedy of Carr under this Agreement, the Earnest Money shall be returned to Carr if this Agreement is terminated for any reason permitted herein other than Carr's default hereunder.

         1.4 Remedies. Contributors' sole and exclusive remedy in the event Carr defaults in its obligation to close this transaction shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Contributors waiving all other rights or remedies in the event of such default by Carr. The parties acknowledge that Contributors' actual damages in the event of a default by Carr under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. Carr may enforce specific performance of Contributors' obligation to close this transaction or pursue any other remedy at law or in equity in the event of Contributors' breach; provided that Carr may not pursue a claim for damages for such breach unless such breach is willful.

         1.5 Effect of Default or Termination under Related Agreement. A default under a Related Agreement does not constitute a default under this Agreement. However, if a Related Agreement is terminated or the closing under a Related Agreement does not occur simultaneously with the Closing because of a default by any party thereunder, then: (i) if neither Carr nor Contributors are in default hereunder, then Carr and Contributors shall be excused from their respective obligations to acquire and contribute the Contributed Property, and this Agreement shall terminate and the Earnest Money shall be returned to Carr; and
(ii) if either Carr or the Contributors are in default hereunder, then the nondefaulting party shall have the remedies set forth in Paragraph 1.4.

         1.6 Existing Mortgage Loan. The Contributed Property is to be conveyed without release of, and subject to, the Existing Mortgage Loan in accordance with the following:

         (a) Conditions to Assumption. It shall be a condition precedent to the obligations of Contributors and Carr to close the contribution of the Contributed Property that as of the Closing Date there shall not exist any uncured default or event that, but for the giving of notice or the passage of time, or both would constitute a default under the Loan Documents, and Lender shall have delivered to Carr an estoppel certificate reasonably satisfactory to Carr and to the Contributors (the estoppel certificate will include an agreement by the holder of the Existing Mortgage that the single member limited liability company that Carr will form for the single purpose of holding title to the Contributed Property may be the mortgagor under the Existing Mortgage, and that the transfer of an interest in Carr or CarrAmerica Realty Corporation does not breach the prohibition in the loan documents against a transfer of an interest in the mortgagor or its affiliates; and will acknowledge receipt by Lender of certain guarantees from Contributors). If the conditions set forth in this Paragraph 1.6, or in Paragraph 2.3, or Paragraph 3.2 have not been satisfied by the Closing Date then either party may, by delivering written notice to the other party on or before Closing Date extend the Closing Date up to an aggregate extension of 15 days in order to satisfy such conditions, and if such conditions are not satisfied by the Closing Date, as extended, then this Agreement shall terminate, the Earnest Money shall be returned to Carr and the parties will have no further obligations under this Agreement, except as expressly stated herein.

         (b) Costs. Any fees and charges charged by Lender pursuant to the Loan Documents to consent to the transfer shall be paid by Carr, regardless of whether the transaction contemplated hereby is consummated. Any costs and expenses incurred by Lender and that pursuant to the Loan Documents Lender requires be reimbursed in connection with the transfer of the Contributed Property, including recording costs and expenses relating to the recordation of any mortgage assignment agreement or other documentation relating to the transfer of the Contributed Property, attorneys' fees incurred by Lender, and any title insurance premiums or costs for endorsements required by Lender, shall be paid by Carr, regardless of whether the transaction contemplated hereby is consummated.

         (c) Contact with Lender. Carr shall have the right to directly contact Lender concerning the Existing Mortgage Loan. Carr shall promptly provide to Lender all information it may reasonably request in connection with the transfer. Carr shall form a single-purpose entity to assume the Existing Mortgage Loan in accordance with the Loan Documents and shall otherwise use commercially reasonable efforts to comply with the requirements of the Loan Documents with respect to the conveyance of the Property so that no consent is necessary except as described in Paragraph 1.6(a).


                              ARTICLE 2: INSPECTION

         2.1 Contributed Property Information. Contributors have delivered to Carr complete copies of the Master Leases, Master Lease Guaranties, Loan Documents, Tripartite Agreement, Management Agreement, and Option Agreements (the last three terms are defined in Paragraph 5.3). At Carr's reasonable request from time to time, Contributors shall make available to Carr, for review and copying, at Contributors offices, all other material information and documents relating to the Contributed Property in Contributors possession. The information and documents provided and made available to Carr pursuant to this Paragraph 2.1 is the "Contributed Property Information."

         2.2 Due Diligence. Carr has examined, inspected and investigated the Contributed Property and the agreements, documents and records related thereto that it deemed necessary, and is satisfied with the results of its inspection, examination and investigation. Carr acknowledges that no additional "inspection period" is provided under this Agreement.

         Subject to the terms of the Master Leases and the Management Agreement, Carr shall have reasonable access to the Contributed Property and all books and records for the Contributed Property that are in Contributors possession or control for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling), and any other inspections, studies or tests reasonably required by Carr. Carr shall keep the Contributed Property free and clear of any liens and will indemnify, defend, and hold Contributors harmless from all claims asserted by third parties against Contributors to recover for personal injury or Contributed Property damage as a result of entry onto the Contributed Property by Carr, its agents, employees and representatives. If any inspection or test disturbs the Contributed Property, Carr will restore the Contributed Property to its condition before any such inspection or test. During the pendency of this Agreement, subject to the terms of the Master Leases and the Management Agreement, Carr and its agents, employees and representatives shall have a continuing right of reasonable access to the Contributed Property and such books and records for the purpose of examining and making copies of all books and records and other materials relating to the Contributed Property in Contributors possession or control. Subject to the terms of the Master Leases and the Management Agreement, Carr shall have the right to conduct a "walk-through" of the Contributed Property before the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Carr may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, Contributed Property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Contributors consents to such inquiries.


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

         2.3 Tenant Estoppels. Contributors shall promptly deliver to the Master Tenant an estoppel certificate for each Master Lease in the form of Exhibit B-1 attached hereto (the "Master Tenant Estoppels"). Carr shall prepare the Master Tenant Estoppels for Contributors review and comment before their delivery to the Master Tenant. Carr's obligation to close this transaction is subject to the condition that, as of Closing (1) estoppel certificates for all the Master Leases substantially in the form required above executed by the Master Tenant and consistent with representations of Contributors in Paragraph 7.1 have been delivered to Carr; (2) the Master Leases shall be in full force and effect and no monetary or material nonmonetary default or claim by landlord or tenant shall exist under any such Master Lease; (3) the Tri-partite Agreements, Management Agreement and Option Agreements (defined in Paragraph 5.3(d)) are in full force and effect without any existing default thereunder, and the Tenant has executed and delivered to Carr certificates with respect to the Tri-partite Agreements and Management Agreement substantially in the form of Exhibits B-2 and B-3 attached hereto; and (4) the Master Lease Guaranties are in full force and effect without any existing default thereunder, and the guarantors of the Master Lease Guaranties have executed and delivered to Carr certificates substantially in the form of Exhibit C attached hereto. Contributors shall cooperate with Purchaser, without obligation to incur any expense or liability, in obtaining estoppel certificates from Third Party Lessees, as defined in the Master Leases, but obtaining such certificates is not a condition to Closing. If the conditions set forth in this Paragraph 2.3 have not been satisfied by the Closing Date, then unless Carr waives such conditions in writing, this Agreement shall terminate, the Earnest Money shall be returned to Carr and the parties shall have no further obligations under this Agreement. Nonsatisfaction of the conditions in this Paragraph 2.3 is not a default by Contributor.


                       ARTICLE 3: TITLE AND SURVEY REVIEW

         3.1 Delivery of Title Commitment and Survey. Carr shall cause to be prepared (1) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company, in the amount of the Contribution Value with Carr as the proposed insured, and accompanied by true, complete and legible copies of all documents referred to in the Title Commitment; (2) a current ALTA-ACSM Urban survey of the Contributed Property (the "Survey") prepared by a surveyor acceptable to Carr, including a certification addressed to Carr substantially in the form attached hereto as Exhibit D; and (3) copies of Uniform Commercial Code, judgment and tax lien searches in the name of Contributors, any general partner, member or manager of Contributors, and the Contributed Property issued by the Title Company or a search company acceptable to Carr ("UCC Searches"). The Title Commitment, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the "Title Documents."

         3.2 Title Review and Cure. Contributors will cooperate with Carr in curing any objections Carr may have to title to the Contributed Property; provided however, Contributors shall have no obligation to cure title objections except liens and security interests created by Contributors after the Date of this Agreement, and Contributors agree to remove such exceptions or encumbrances to title which it creates after the Date of this Agreement. As to any other exceptions or objections raised by Carr, Contributors shall have 14 days from the receipt of Carr's notice of objections either to have such exceptions or objections removed or, if acceptable to Carr, to provide affirmative title insurance protection for such exceptions satisfactory to Carr or to notify Carr that it does not intend to cure such objection. If, with respect to those title objections that Contributors have no obligation to cure, Contributors fail either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Carr within such 14 day period, then Carr must elect either to terminate this Agreement by delivering written notice to Contributors within 5 days following such period, or to waive such objections. Upon delivery of such termination notice by Carr, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement, and the Earnest Money shall be promptly returned to Carr. If after the Date of this Agreement, the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement which the Title Company has agreed to issue, then Carr may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Carr is not made. Carr shall have been deemed to have approved any title exception that Contributors are not obligated to remove and to which either Carr did not object as provided above, or to which Carr did object, but with respect to which Carr did not terminate this Agreement. If there are exceptions or objections raised by Carr, the Closing Date shall be extended to the extent necessary to permit Contributors and Carr to exercise their rights as provided above, but only in accordance with the time periods set forth in Paragraph 1.6(a).


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

         3.3 Delivery of Title Policy at Closing. As a condition to Carr's obligation to close, at Closing (i) the Title Company shall irrevocably commit to issue to Carr an ALTA Owner's Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Contributed Property is located in a non-ALTA state), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Contribution Value, containing the Carr's Endorsements, insuring Carr as owner of good, marketable and indefeasible fee simple title to the Contributed Property (the conveyances from Contributors and the sellers under the Related Agreements effecting a merger of the estates held by each, with fee simple title vesting in Carr subject only to the Permitted Exceptions), and subject only to the Permitted Exceptions (the "Title Policy"), and (ii) the updated UCC Searches (within 10 days of Closing) show no security interests (other than Permitted Exceptions) not disclosed in the UCC Searches delivered pursuant to Paragraph 3.1;. "Permitted Exceptions" means the exceptions set forth in Exhibit I to this Agreement; real estate taxes not yet due and payable; the Loan Documents; the Management Agreement, the Tripartite Agreements, and the Option Agreements; and tenants in possession as tenants only under the Leases without (except as provided in the Master Leases) any option to purchase or acquire an interest in the Contributed Property, and the Pitney Debt Documents. "Carr's Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which the Contributed Property is located: (1) owner's comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) legal lot; (7) zoning 3.1, with parking and loading docks; (8) non-imputation endorsement; and
(9) such other endorsements as Carr may require during the Due Diligence Period based on its review of the Title Commitment and Survey.

         3.4 Title and Survey Costs. Carr shall pay for the cost of the Survey, the premium for extended coverage, the cost of Carr's Endorsements other than the non-imputation endorsement, and the cost of the UCC Searches.


                     ARTICLE 4: OPERATIONS AND RISK OF LOSS

         4.1 Ongoing Operations. During the pendency of this Agreement:

         (a) Preservation of Business. Subject to the rights and obligations of the manager under the Management Agreement, Contributors shall use reasonable efforts to cause the Contributed Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall perform its obligations under Leases and other agreements affecting the Contributed Property, and shall not take any action or omission which would cause any of the representations or warranties of Contributors contained herein to become inaccurate or any of the covenants of Contributors to be breached.

         (b) New Contracts. Without Carr's prior written consent in each instance, Contributors will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Contributed Property or binding on the Carr after the Closing.

         (c) Listings and Other Offers. Contributors will not list the Contributed Property with any broker or otherwise solicit or make or accept any offers to sell the Contributed Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any of the Contributed Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Contributed Property.

         (d) Leasing Arrangements. Contributors will not amend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions in connection with, or enter into any Lease without Carr's prior written consent in each instance.

         (e) Loan Documents. Contributors shall comply with its obligations under the Loan Documents.

         (f) Agreements. Contributors shall comply with its obligations under any agreement to be assigned to Carr pursuant to Article 5 and shall not amend any such agreement without Carr's prior written approval.

         4.2 Damage. Contributors shall promptly give Carr written notice of any damage to the Contributed Property of which Contributors becomes aware, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is material, Carr may elect by notice to Contributors given within 14 days after Carr is notified of such damage (and the Closing shall be extended, if necessary, to give Carr such 14 day period to respond to such notice) to terminate this Agreement, in which event the Earnest Money shall be immediately returned to Carr. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by a reputable third party contractor, exceeds in the aggregate $5 million, or triggers any option by Master Tenant to terminate any Master Lease. If Carr does not so terminate this Agreement, then at closing Contributors shall assign to Carr its right and interest in and to the insurance provided under the Master Leases with respect to such damages and shall obtain any appropriate acknowledgment of such assignment by the insurer.

         4.3 Condemnation. Contributors shall promptly give Carr notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Contributed Property of which Contributors becomes aware. By notice to Contributors given within 14 days after Carr receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Contributed Property (and if necessary the Closing Date shall be extended to give Carr the full 14 day period to make such election), Carr may terminate this Agreement if the taking or threatened taking is material, or proceed under this Agreement, in which event Contributors shall, at the Closing, assign to Carr its right, title and interests in and to any condemnation award, and Carr shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. A taking as to one or more proceedings is material if the award (including any award with respect to remainder interests and interests of co-tenants) is reasonably estimated to exceed $1 million or the taking would likely entitle Master Tenant to an abatement or reduction in rent.


                               ARTICLE 5: CLOSING

         5.1 Closing and Escrow. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent through an escrow with the Escrow Agent. Units (as defined in the Contribution Agreement) and any required closing funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Carr and Contributors. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Contributors and Carr. The Escrow Agent shall agree in writing with Contributors and Carr that (1) recordation of the Deeds constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (2) release of Units to the Contributors shall irrevocably commit it to issue the Title Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Contributors and Carr agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

         5.2 Conditions to the Parties' Obligations to Close. In addition to all other conditions set forth herein, the obligation of Contributors, on the one hand, and Carr, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

         (a) The other party's representations and warranties contained herein shall be true and correct as of the Date of this Agreement and the Closing Date;

         (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing shall have been tendered;

         (c) As of the Closing Date, no action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by such party; and

         (d) Any other condition set forth in this Agreement to such party's obligation to close is not satisfied by the applicable date.

         (e) The Closing occurs simultaneously with the closings under the Related Agreements.

         (f) As to Carr's obligation to close, as of the Closing, neither Contributors nor any other party is in default under any agreement to be assigned to or assumed by Carr hereunder.

         (g) As of the Closing Date, as to Contributors' obligation, Carr and CarrAmerica Realty Corporation, and, as to Carr's obligation, Contributors shall have performed their respective obligations to be performed and deliveries on their behalf to have been made, as of the Closing Date under the Contribution Agreement, and the conditions to such party's obligations to close under the Contribution Agreement have been satisfied.

         So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party and all parties under the Related Agreements on or before the Closing Date or other applicable date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition except for breach by a party of a covenant in which case the Closing shall not relieve such breaching party from any liability it would otherwise have hereunder. A party shall be entitled to postpone the Closing up to an aggregate of 10 days in order to cause any condition to be satisfied.

         5.3 Contributors Deliveries in Escrow. At least one business day before the Closing Date, Contributors shall deliver in escrow to the Escrow Agent the following:

         (a) Deed. For each of the four parcels comprising the Contributed
Property: a special warranty deed conveying Contributors tenancy-in-common interest in the Real Contributed Property to Carr (warranting title against grantor's acts);

         (b) Assignment of Master Leases. For each of the four Master Leases; an Assignment of Master Lease in the form of Exhibit E attached hereto (the "Master Lease Assignment"), executed and acknowledged by Contributors;

         (c) Third Party Leases. For each of the Third Party Leases, an assignment substantially in the form of Exhibit E attached hereto, modified as appropriate, executed and acknowledged by Contributors;

         (d) Bill of Sale and Assignment of Contracts. For each of the four parcels comprising the Contributed Property, a bill of sale and assignment in the form of Exhibit F, assigning that Tripartite Agreement relating to the applicable parcel, dated as of December 31, 1990, among Master Tenant, PREFCO VII Limited Partnership and Arizona- Relco Limited Partnership (the "Tripartite Agreements"); that Management and Rent Disbursement Agreement, dated as of December 31, 1990, between Tenant and Contributors (the "Management Agreement"); and that Option and Subordination Agreement relating to the applicable parcel, dated as of December 31, 1990, between PREFCO VII Limited Partnership and Arizona-Relco Limited Partnership (the "Option Agreements");

         (e) Notice to Tenants. A notice to each tenant in form reasonably satisfactory to Contributors and Carr;

         (f) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real Contributed Property;

         (g) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Contributors. If Contributors fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Carr may proceed in accordance with the withholding provisions in such act;

         (h) Intentionally Omitted;

         (i) Authority. Evidence of the existence, organization and authority of Contributors and of the authority of the persons executing documents on behalf of Contributors reasonably satisfactory to the Carr and the Title Company;

         (j) Insurance. Certificates of insurance carried by the Master Tenant pursuant to the Master Leases naming Carr as an additional insured or loss payee, as appropriate;

         (k) Pitney Debt Agreement. At Closing, Contributors shall be in compliance with and will tender their respective deliveries pursuant to, the Pitney Debt Agreement; and

         (l) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Contributors hereunder.

         5.4 Carr's Deliveries in Escrow. At least one business day before the Closing Date (except as otherwise permitted below), Carr shall deliver in escrow to the Escrow Agent the following:

         (a) Contribution Value. The Contribution Value, net of the credits charged against Contributor pursuant to Paragraph 6.1(b) and 6.1(c), is payable by the issuance of Units pursuant to and as defined in the Contribution Agreement;

         (b) Assignments. The instruments described in Paragraph 5.3(b), (c),
(d) and (e) executed by Carr, as provided in each such instrument;

         (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

         (d) Loan Documents. Such documents and deliveries (if any) by or on behalf of Carr as may be required by the Lender pursuant to the Loan Documents to effect the transfer of the Contributed Property subject to the Existing Mortgage Loan;

         (e) Authority. Evidence of the existence, organization and authority of Carr and of the authority of the persons executing documents on behalf of Carr reasonably satisfactory to the Contribution and the Title Company;

         (f) Contribution Agreement. The Closing deliveries and documents required under the Contribution Agreement by the Contributors and their affiliates; and

         (g) Pitney Debt Agreement. At Closing, Carr shall be in compliance with and will tender its deliveries pursuant to, the Pitney Debt Agreement.

         (h) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Carr hereunder.

         5.5 Closing Statements/Escrow Fees. Contributors and Carr shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent.

         5.6 Sales, Transfer and Documentary Taxes. Carr shall pay all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

         5.7 Possession. At the time of Closing, Contributors shall deliver to Carr possession of the Contributed Property, subject only to the Permitted Exceptions and the Third Party Leases.

         5.8 Delivery of Books and Records. Immediately after the Closing, Contributors shall deliver to the offices of Carr's Contributed Property manager to the extent that the same are in Contributors possession: copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Contributed Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Contributed Property; the original "as-built" plans and specification; and all other available plans and specifications and all operation manuals. Contributors shall cooperate with Carr after Closing to transfer to Carr any such information stored electronically.


                      ARTICLE 6: PRORATIONS AND ADJUSTMENTS

         6.1 Prorations. Not less than 5 days prior to Closing, Contributors shall provide to Carr such information and verification reasonably necessary to support the prorations and adjustments under this Article 6. The items in subparagraph (a) of this Paragraph 6.1 shall be prorated between Contributors and Carr as of the close of the day immediately preceding the Closing Date:

         (a) Income. The Master Tenant is currently remitting to the Lender the monthly installment of rent payable under the Master Leases, and the Lender is applying such amount to the scheduled monthly installment of principal and interest under the Existing Mortgage Loan that is due on the first day of each month, and delivering the net monthly amount (currently $6803.43) to Contributors and to PREFCO VII Limited Partnership. The parties shall allocate the Contributors' portion (49 percent ) of the net monthly amount for the month in which the Closing Date falls evenly over such month and prorate as of the Closing Date.

         (b) Loan Documents. Carr shall receive at Closing a credit against the Contribution Value equal to Contributors' allocable portion (49 percent) of the outstanding principal balance of the Existing Mortgage Loan as of the Closing Date (assuming payments under the Loan Documents for the month of Closing have been paid). Carr shall have no obligation to assume or pay or take the Contributed Property subject to any amounts owing under the Existing Mortgage Loan as of the Closing Date other than the outstanding principal balance and accrued interest for the month of Closing. Carr shall purchase any escrows of Contributors funds with Lender that are transferred to Carr at Closing.

         (c) Pitney Debt. Carr shall receive at Closing a credit against the Contribution Value for the outstanding principal balance of the Prefco Notes (as defined in the Pitney Debt Agreement) as of the Closing Date.

         6.2 Tenant Deposits. At Closing, Contributors shall transfer to Carr all its right, title and interest in any tenant security deposits. As of the Closing, Carr shall assume Contributors obligations related to tenant security deposits, but only to the extent Contributors interest therein is properly transferred to Carr.

         6.3 Sales Commissions. Contributors and Carr represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. Carr shall pay Broker in accordance with their separate agreement (at Closing if Closing occurs). Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement, or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This provision shall survive any termination of this Agreement.

                    ARTICLE 7: REPRESENTATIONS AND WARRANTIES

         7.1 Contributors Representations and Warranties. As a material inducement to Carr to execute this Agreement and consummate this transaction, Contributors represents and warrants to Carr that:

         (a) Organization and Authority. Contributors have been duly organized and are validly existing as the entities described in Paragraph 1.1, and is in good standing in its State of incorporation or formation. Contributors have the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Contributors at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Contributors, enforceable in accordance with their terms.

         (b) Conflicts. There is no agreement to which Contributors is a party or, to Contributors knowledge, binding on Contributors which is in conflict with this Agreement, or which challenges or impairs Contributors ability to execute or perform its obligations under this Agreement.

         (c) Pending Actions or Proceedings. There is not now pending or, to the best of Contributors knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Contributors that would prevent Contributors from performing its obligations hereunder.

         (d) Master Leases. To Contributors knowledge, Master Tenant has not asserted nor are there any defenses or offsets to rent under the Master Leases accruing after the Closing Date, and no monetary or material nonmonetary default or breach exists on the part of the Master Tenant under any Master Lease. Contributors have not received any notice of any monetary or material nonmonetary default or breach on the part of the landlord under any Master Lease, nor, to the best of Contributors' knowledge, does there exist any such default or breach on the part of the landlord.

         (e) Agreements. The copies of the Tripartite Agreements, Option and Subordination Agreements, and Management Agreements delivered to Carr pursuant to Paragraph 2.1 are true, correct and complete, and to Contributors knowledge, neither Contributors nor any other party is in default under any such agreement.

         (f) Disclosure. Other than this Agreement, the Related Agreements, the agreements assigned to Carr at Closing pursuant hereto and the Permitted Exceptions, the tenancy in common agreement among Contributors and PREFCO VII Limited Partnership (which shall be terminated at Closing) there are no contracts or agreements of any kind relating to the Contributed Property to which Contributors or its agents is a party.

         7.2 Carr's Representations and Warranties. As a material inducement to Contributors to execute this Agreement and consummate this transaction, Carr represents and warrants to Contributors that:

         (a) Organization and Authority. Carr has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware, and will be qualified to do business in Arizona on the Closing Date. Carr has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Carr at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Carr, enforceable in accordance with their terms.

         (b) Conflicts and Pending Action. There is no agreement to which Carr is a party or, to Carr's knowledge, binding on Carr which is in conflict with this Agreement. There is no action or proceeding pending or, to Carr's knowledge, threatened against Carr which challenges or impairs Carr's ability to execute or perform its obligations under this Agreement.

         (c) Institutional Investor. CarrAmerica Realty Corporation is a real estate investment trust under the Internal Revenue Code and its net worth exceeds $50 million. CarrAmerica Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report for the quarter ended March 31, 1997 do not contain an untrue statement of material for fact or omit to state any factor that would be material, and since the dates and periods of such reports there has been no material adverse change in the financial position of CarrAmerica Realty Corporation.

         7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Date of this Agreement and are remade as of the Closing Date, and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing (provided that the representations in Paragraph 7.1(c) through (f) and shall survive only for a period of 1 year, and Carr shall have the right to bring an action thereon only if Carr, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 1-year period.) The representation in Paragraph 7.1(d) shall survive the Closing only for a period of 1 year and only to the extent the matters covered by the representation are not addressed in the Master Tenant Estoppels.

         7.4 No Reliance on Documents. Except as expressly stated herein, Contributors makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Contributors to Carr in connection with the transaction contemplated hereby. Carr acknowledges and agrees that all materials, data and information delivered by Contributors to Carr in connection with the transaction contemplated hereby are provided to Carr as a convenience only and that any reliance on or use of such materials, data or information by Carr shall be at the sole risk of Carr, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Carr acknowledges and agrees that except as expressly stated herein Carr shall not have any right to rely on any reports delivered by Contributors to Carr, but rather will rely on its own inspections and investigations of the Contributed Property and any reports commissioned by Carr with respect thereto.

         7.5 DISCLAIMERS; AS IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT CONTRIBUTORS IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE CONTRIBUTED PROPERTY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN CONTRIBUTORS LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE CONTRIBUTED PROPERTY WITH GOVERNMENTAL LAWS, THE MASTER LEASES, THE LOAN DOCUMENTS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF CONTRIBUTORS TO Carr, OR ANY OTHER MATTER OR THING REGARDING THE CONTRIBUTED PROPERTY. CARR ACKNOWLEDGES AND AGREES THAT UPON CLOSING CONTRIBUTORS SHALL SELL AND CONVEY TO CARR AND CARR SHALL ACCEPT THE CONTRIBUTED PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. CARR HAS NOT RELIED AND WILL NOT RELY ON, AND CONTRIBUTORS IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE CONTRIBUTED PROPERTY, THE MASTER LEASES OR THE LOAN DOCUMENTS MADE OR FURNISHED BY CONTRIBUTORS OR ANY REAL ESTATE BROKER OR AGENT TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. CARR REPRESENTS TO

CONTRIBUTORS THAT CARR HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE CONTRIBUTED PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS CARR DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE CONTRIBUTED PROPERTY, THE MASTER LEASES, THE LOAN DOCUMENTS, ANY OTHER AGREEMENT RELATING TO THE CONTRIBUTED PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE CONTRIBUTED PROPERTY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WILL RELY SOLELY UPON SAME. UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, CARR SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY CARR'S INVESTIGATIONS, AND CARR, UPON CLOSING, SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED CONTRIBUTORS (AND ITS DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH CARR MIGHT HAVE ASSERTED OR ALLEGED AGAINST CONTRIBUTORS (AND THEIR OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, OR VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS).

         7.6 RESERVED RIGHTS. NOTWITHSTANDING PARAGRAPHS 7.4 AND 7.5 ABOVE: CARR IS RELYING UPON, AND DOES NOT WAIVE, RELINQUISH OR RELEASE THE EXPRESS REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS OF CONTRIBUTORS SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENT OR INSTRUMENT EXECUTED BY CONTRIBUTORS IN CONNECTION WITH THIS AGREEMENT. PARAGRAPH 7.5 DOES NOT CONSTITUTE AN INDEMNITY.


                       ARTICLE 8: EARNEST MONEY PROVISIONS

         8.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Contributors and Carr, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Carr and Contributors with confirmation of the investments made.

         8.2 Intentionally Omitted.

         8.3 Termination. Except as otherwise expressly provided herein, upon not less than 10 business days' prior written notice to the Escrow Agent and the other parties, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if any other party shall, within said 10 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by all parties as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

         8.4 Interpleader. The parties agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction, in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Contributors, or Carr, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

         8.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Contributors, or Carr resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Contributors, and Carr shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.


                            ARTICLE 9: MISCELLANEOUS

         9.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Carr may assign this Agreement in connection with an assignment of all Related Agreements without Contributors consent to an Affiliate in connection with the transfer of the Contributed Property subject to and in accordance with the requirements of the Existing Mortgage Loan covering transfers to an Institutional Investor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devises of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by, or is under common control with Carr or (b) an entity at least a majority of whose economic interest is owned by Carr; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         9.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         9.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

         9.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         9.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with Arizona law.

         9.6 Survival. The following provisions of this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing: Paragraph 1.6, Carr's indemnity in Paragraph 2.2, Paragraphs 5.6, 5.8, 6.1(a), 6.3, and Article 7 (subject to the limitations set forth in Paragraph 7.3), 8 and 9. Carr's indemnity in Paragraph 2.2, Paragraph 6.3, and Article 8 shall survive any termination of this Agreement.

         9.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

         9.8 Entirety and Amendments. This Agreement and the Pitney Debt Agreement embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Contributed Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         9.9 Time of the Essence. Time is of the essence in the performance of this Agreement.

         9.10 Confidentiality. Between the date hereof and for a period ending 1 year after the Closing Date, neither party shall release or cause or permit to be released any press notices or advertising promotion or other publicity relating to this transaction without obtaining the written consent of the other party. No provision in this Paragraph 9.10 shall preclude a party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, affiliates, investors, or any prospective lender, partner or investor, as the case may be, or prevent a party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements and stock exchange rules or prevent Carr or Contributors from making a public announcement of the acquisition or sale of the Contributed Property in accordance with its corporate information policy that does not disclose the Contribution Value or the identity of the other party.

         9.11 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

         9.12 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be (1) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (2) sent by facsimile, in which case notice shall be deemed delivered upon confirmed transmission of such notice, or (3) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

         9.13 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         9.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Contributed Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m., Washington, D.C. time.

         9.15 Information and Audit Cooperation. At Carr's request, at any time before or for one year after the Closing, Contributors shall provide to Carr's designated independent auditor access to the books and records of the Contributed Property, and all related information regarding the period for which Carr is required to have the Contributed Property audited under the regulations of the Securities and Exchange Commission, and Contributors shall provide to such auditor a representation letter regarding the books and records of the Contributed Property, in substantially the form of Exhibit G attached hereto, in connection with the normal course of auditing the Contributed Property in accordance with generally accepted auditing standards.

         9.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages.

         9.17 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties at Closing, each party agrees to perform, execute and deliver, on or after the Closing, any further actions and documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Contributed Property to Carr.

         9.18 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                           [Signature page to follow.]

                                SIGNATURE PAGE TO
                         AGREEMENT OF PURCHASE AND SALE
                                     BETWEEN
                          PHOENIXWEST ASSOCIATES, LTD.
                    VERSAILLES ASSOCIATES LIMITED PARTNERSHIP
                          LAKEVIEW 436 ASSOCIATES LTD.
                          PINES REALTY ASSOCIATES, LTD.
                                       AND
                            CARRAMERICA REALTY, L.P.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 30, 1997.

                                   PINES REALTY ASSOCIATES, LTD.,
                                   a Florida limited partnership

                                   By:  7425, Inc., a Florida
                                        corporation, its General Partner



                                   By:   /s/ Norton Herrick
                                        ------------------------------
                                        Norton Herrick
                                        President


                                   LAKEVIEW 436 ASSOCIATES, LTD., a
                                   Florida limited partnership

                                   By:  Lakeview-Nort, Ltd., its general partner

                                        By:   436, Inc., its general partner



                                              By:   /s/ Norton Herrick
                                                   ---------------------------
                                                   Norton Herrick
                                                   President

                                   VERSAILLES ASSOCIATES LIMITED PARTNERSHIP, a Florida limited partnership

                                        By:   G-P Versailles, Inc., its general
                                              partner



                                        By:    /s/ Norton Herrick
                                              --------------------------------
                                              Norton Herrick
                                              President

                                  PHOENIXWEST ASSOCIATES, LTD., a Florida
                                  limited partnership

                                  By:   G-P PhoenixWest, Inc., its general
                                        partner



                                  By:   /s/ Norton Herrick
                                        --------------------------------------
                                        Norton Herrick
                                        President


                                                            "Contributors"


                                  CARRAMERICA REALTY, L.P., a Delaware
                                  limited partnership

                                  By:   CarrAmerica Realty GP
                                        Holdings, Inc., a Delaware
                                        corporation, General Partner



                                  By:   /s/ Robert G. Stuckey
                                        --------------------------------------

                                  Name:  Robert G. Stuckey
                                        --------------------------------------

                                  Title: Managing Director and Vice President
                                        --------------------------------------

                                                                        "Carr"



         Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money, and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 8 hereof.


                                        CHICAGO TITLE COMPANY



                                        By:   /s/ Ken Buvala
                                              --------------------------------

                                        Name:  Ken Buvala
                                              --------------------------------

                                        Title: Branch Manager
                                              --------------------------------

                                                                  "Escrow Agent"

                         AGREEMENT OF PURCHASE AND SALE

   U.S. West Communication Group office portfolio, Phoenix and Tucson, Arizona


                                 [PITNEY BOWES]

                       ARTICLE 1: PROPERTY/PURCHASE PRICE

         1.1    Certain Basic Terms.

         (a)    Seller and Notice Address

                                    PREFCO VII LIMITED PARTNERSHIP ("Seller")
                                    Attention: Michael Sedgwick Ryan
                                    Pitney Bowes Credit Corporation
                                    Capital Markets
                                    27 Waterview Drive
                                    Shelton, Connecticut 06484-5151
                                    Telephone: 203/922-4000
                                    Facsimile: 203/922-4083

                With a copy to:     Kelley Drye & Warren LLP
                                    Attention: John A. Garraty, Jr.
                                    101 Park Avenue
                                    New York, New York 10178
                                    Telephone: 212/808-7653
                                    Facsimile: 212/808-7897

         (b)    Purchaser and Notice Address:

                                    CARRAMERICA REALTY, L.P. ("Carr")
                                    a Delaware limited partnership
                                    Attention: Karen Dorigan
                                    1700 Pennsylvania Avenue, N.W.
                                    Washington, D.C.  20006
                                    Telephone:  202/639-3843
                                    Facsimile:  202/ 737-2147

                With copies to:     Mayer, Brown & Platt
                                    Attention: George Ruhlen
                                    141 East Palace Avenue
                                    Santa Fe, New Mexico 87501
                                    Telephone: 505/820-8185
                                    Facsimile: 505/820-7334

                                    Mayer, Brown & Platt
                                    Attention: James A. Parker
                                    190 South LaSalle Street
                                    Chicago, Illinois 60603
                                    Telephone: 312/701-7853
                                    Facsimile: 312/706-8732

         (c)    Date of this
                  Agreement:        September 30, 1997

         (d)    Purchase Price:     $42,585,000

         (e)    Earnest Money:      $368,400, and any other deposits of earnest
                                    money made pursuant to the terms of this Agreement, together with interest thereon.

         (f)                        Intentionally Omitted.

         (g)    Closing Date:       November 1, 1997, subject to extension as
                                    provided in Paragraph 1.6(a) or otherwise in this Agreement.

         (h)    Title Company:      Chicago Title Company
                                    Attention: Frank Jansen
                                    700 South Flower Street, Suite 920
                                    Los Angeles, California 90017
                                    Telephone: 213/488-4346
                                    Facsimile:  213/891-0834

         (i)    Escrow Agent:       Chicago Title Company
                                    Attention:  Ken Buvala
                                    2201 East Camelback Road, Suite 126B
                                    Phoenix, Arizona 85016
                                    Telephone:  602/468-6333
                                    Facsimile:  602/468-6336

         (j)    Broker:             CB Commercial

         (k)    Existing Mortgage
                  Loan: That certain loan in the aggregate principal amount of $64,640,000, evidenced by four promissory notes dated December 31, 1990, made by Seller, as maker, to UBS Mortgage Finance Inc. ("Lender") in the original principal amounts of $28,441,600, $13,574,400, $13,574,400 and $9,049,600,
                                    respectively.

         (l)    Loan Documents:     All documents and instruments evidencing,
                                    securing or otherwise related to the
                                    Existing Mortgage Loan.

         (m)    Master Leases:      Those four master leases, each dated
                                    December 31, 1990 between PREFCO VII Limited
                                    Partnership, as landlord, and U S WEST
                                    Business Resources, Inc. ("Master Tenant"), as tenant, as amended, each covering improvements on each of the four separate parcels of land comprising the Property.

         (n)    Master Lease
                  Guaranties:       For each of the Master Leases, the Lease
                                    Guaranty, dated as of December 31, 1990, by The Mountain States Telephone and Telegraph
                                    Company, a Colorado corporation, in favor of Seller, the Lease Guaranty, dated as of December 31, 1990, by U S WEST Inc., a
                                    Colorado corporation, in favor of Seller;
                                    and the Lease Guaranty, dated as of
                                    December 31, 1990, by U S WEST Real Estate,
                                    Inc., a Colorado corporation, in favor of Seller.

         (o)    Related Agreements: This Agreement, that Agreement of Purchase and Sale of even date herewith between Pines
                                    Realty Associates, Ltd., Lakeview 436
                                    Associates, Ltd., Versailles Associates
                                    Limited Partnership and Phoenix West
                                    Associates, Ltd. and Purchaser, and that Agreement of Purchase and Sale of even date herewith (covering the remainder interest) between PREFCO VII Limited Partnership and Purchaser, the Pitney Debt Agreement and any related agreements entered into by Purchaser and Seller or any other such seller or contributor with respect to the Property or any other property covered by the Master Leases.

         (p)    Pitney Debt
                  Agreement:        That letter agreement of even date herewith
                                    among Phoenixwest Associates, Ltd.,
                                    Versailles Associates Limited Partnership,
                                    Lakeview 436 Associates Ltd., and Pines
                                    Realty Associates, Ltd., Seller, and
                                    Purchaser regarding a satisfaction payment to Seller in connection with a tenancy-in-common agreement.


         1.2 Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (this "Agreement"), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

         (a) Seller's tenants in common interest with respect to the "Real Property," being the four parcels of land described in Exhibits A-1 through A-4 attached hereto; all improvements and fixtures (other than fixtures owned by tenants pursuant to the Leases) located thereon, including, but not limited to, the office buildings located on such lands, (collectively, the "Improvements"); all and singular the rights, benefits, privileges, easements, tenements, hereditaments and appurtenances thereon or in anyway appertaining to such real property; and all right, title and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property; excepting from such Real Property remainder interests conveyed to Arizona - Relco Limited Partnership pursuant to Special Warranty Deeds and Assignments, recorded under Recording Numbers 91-0552245, 91-0552246, and 91-0552247 Maricopa County Recorder, Maricopa County, Arizona, and at Docket 9172, Page 876, Pima County Recorder's Office, Pima County, Arizona.

         (b) Seller's tenants in common interest with respect to the landlord's interest in the "Leases," being all leases of space or other occupancy agreements affecting the Improvements, including without limitation the Master Leases and any and all amendments and supplements thereto, the Master Lease Guaranties, and any other guaranties and security received by landlord in connection therewith.

         (c) All right, title and interest of Seller, if any, in and to the "Personal Property," being all tangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property including, without limitation: equipment; machinery; furniture; art work; furnishings; office equipment and supplies; and, whether stored on or offsite, all tools, supplies, and construction and finish materials not incorporated in the Improvements and held for repairs and replacements. The term "Personal Property" also shall include any and all deposits, bonds or other security, if any, deposited or delivered by Seller with or to any and all governmental bodies, utility companies or other third parties in connection with the operation, ownership, maintenance, management, occupancy or improvement of the Real Property.

         (d) All right, title and interest of Seller, if any, in and to the "Intangible Property," being all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Real Property, including, without limitation: all trade names and trade marks associated with the Real Property, including, without limitation, the name of the Improvements; the plans and specifications for the Improvements; warranties covering any of the Property; all contract rights related to the construction, operation, ownership or management of the Real Property that are expressly assumed by Purchaser pursuant to this Agreement; applications, permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; any funds held by Master Tenant or Manager under the Master Leases or the Management Agreement; and all books and records relating to the Property.

         1.3 Earnest Money. On or before November 7, 1997, Purchaser shall deposit the Earnest Money with the Escrow Agent. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise, to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to
Article 8 of this Agreement. In addition to any other right or remedy of Purchaser under this Agreement, the Earnest Money shall be returned to Purchaser if this Agreement is terminated for any reason other than Purchaser's default hereunder.

         1.4 Remedies. Seller's sole and exclusive remedy in the event Purchaser defaults in its obligation to close this transaction shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages. Purchaser may enforce specific performance of Seller's obligation to close this transaction or pursue any other remedy at law or in equity in the event of Seller's breach; provided that Carr may not pursue a claim for damages for such breach unless such breach is willful.

         1.5 Effect of Default or Termination under Related Agreement. A default under a Related Agreement does not constitute a default under this Agreement. However, if a Related Agreement is terminated or the closing under a Related Agreement does not occur simultaneously with the Closing because of a default by any party thereunder, then: (i) if neither Purchaser nor Seller is in default hereunder, then Purchaser and Seller shall be excused from their respective obligations to purchase and sell the Property, and this Agreement shall terminate and the Earnest Money shall be returned to Purchaser; and (ii) if either Purchaser or the Seller is in default hereunder, then the nondefaulting party shall have the remedies set forth in Paragraph 1.4.

         1.6 Existing Mortgage Loan. The Property is to be conveyed without release of, and subject to, the Existing Mortgage Loan in accordance with the following:

         (a) Conditions to Assumption. It shall be a condition precedent to the obligations of Seller and Purchaser to close the purchase and sale of the Property that as of the Closing Date there shall not exist any uncured default or event that, but for the giving of notice or the passage of time, or both would constitute a default under the Loan Documents, and Lender shall have delivered to Carr an estoppel certificate reasonably satisfactory to Carr and to Seller (the estoppel certificate will include an agreement by the holder of the Existing Mortgage that the single member limited liability company that Carr will form for the single purpose of holding title to the Property may be the mortgagor under the Existing Mortgage, and that the transfer of an interest in Purchaser or in CarrAmerica Realty Corporation does not breach the prohibition in the loan documents against a transfer of an interest in the mortgagor or its affiliates; and will acknowledge receipt by Lender of certain guarantees). If the conditions set forth in this Paragraph 1.6, or in Paragraph 2.3 or Paragraph
3.2 have not been satisfied by the Closing Date, then either party may, by delivering written notice to the other party on or before Closing Date, extend the Closing Date up to an aggregate extension of 15 days, in order to satisfy such conditions, and if such conditions are not satisfied by the Closing Date, as extended, then this Agreement shall terminate, the Earnest Money shall be returned to Carr and the parties will have no further obligations under this Agreement, except as expressly stated herein.

         (b) Costs. Any fees and charges charged by Lender pursuant to the Loan Documents to consent to the transfer shall be paid by Purchaser, regardless of whether the transaction contemplated hereby is consummated as well. Any costs and expenses incurred by Lender and that pursuant to the Loan Documents Lender requires be reimbursed in connection with the transfer of the Property, including recording costs and expenses relating to the recordation of any mortgage assignment agreement or other documentation relating to the transfer of the Property, attorneys' fees incurred by Lender, and any title insurance premiums or costs for endorsements required by Lender, shall be paid by Purchaser, regardless of whether the transaction contemplated hereby is consummated.

         (c) Contact with Lender. Purchaser shall have the right to directly contact Lender concerning the Existing Mortgage Loan. Purchaser shall promptly provide to Lender all information it may reasonably request in connection with the transfer. Purchaser shall form a single-purpose entity to assume the Existing Mortgage Loan in accordance with the Loan Documents and shall otherwise use commercially reasonable efforts to comply with the requirements of the Loan Documents with respect to the conveyance of the Property so that no consent is necessary except as described in Paragraph 1.6(a).


                              ARTICLE 2: INSPECTION

         2.1 Property Information. Seller has delivered to Purchaser complete copies of the Master Leases, Master Lease Guaranties, Loan Documents, Tripartite Agreement, Management Agreement, and Option Agreements (the last three terms are defined in Paragraph 5.3). At Purchaser's reasonable request from time to time, Seller shall make available to Purchaser, for review and copying, at Seller's offices, all other material information and documents relating to the Property in Seller's possession. The information and documents provided and made available to Purchaser pursuant to this Paragraph 2.1 is the "Property Information."

         2.2 Due Diligence. Carr has examined, inspected and investigated the Property and the agreements, documents and records related thereto that it deemed necessary, and is satisfied with the results of its inspection, examination and investigation. Carr acknowledges that no additional "inspection period" is provided under this Agreement.

         Subject to the terms of the Master Leases and the Management Agreement, Purchaser shall have reasonable access to the Property and all books and records for the Property that are in Seller's possession or control for the purpose of conducting surveys, architectural, engineering, geotechnical and environmental inspections and tests (including intrusive inspection and sampling), and any other inspections, studies or tests reasonably required by Purchaser. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims asserted by third parties against Seller to recover for personal injury or property damage as a result of entry onto the Property by Purchaser, its agents, employees and representatives. If any inspection or test disturbs the Property, Purchaser will restore the Property to its condition before any such inspection or test. During the pendency of this Agreement, subject to the terms of the Master Leases and the Management Agreement, Purchaser and its agents, employees and representatives shall have a continuing right of reasonable access to the Property and such books and records for the purpose of examining and making copies of all books and records and other materials relating to the Property in Seller's possession or control. Subject to the terms of the Master Leases and the Management Agreement, Purchaser shall have the right to conduct a "walk-through" of the Property before the Closing upon appropriate notice to tenants as permitted under the Leases. In the course of its investigations, Purchaser may make inquiries to third parties, including, without limitation, tenants, lenders, contractors, property managers, parties to Service Contracts and municipal, local and other government officials and representatives, and Seller consents to such inquiries.

         2.3 Tenant Estoppels. Purchaser shall promptly deliver to the Master Tenant an estoppel certificate for each Master Lease in the form of Exhibit B-1 attached hereto (the "Master Tenant Estoppels"). Purchaser shall prepare the Master Tenant Estoppels for Seller's review and comment before their delivery to the Master Tenant. Purchaser's obligation to close this transaction is subject to the condition that, as of Closing (1) estoppel certificates for all the Master Leases substantially in the form required above executed by the Master Tenant, confirming the rental rate in Exhibit H and the paid through date and consistent with representations of Seller in Paragraph 7.1 have been delivered to Purchaser; (2) the Master Leases shall be in full force and effect and no monetary or material nonmonetary default or claim by landlord or tenant shall exist under any such Master Lease; (3) the Tri-partite Agreements, Management Agreement and Option Agreements (defined in Paragraph 5.3(d)) are in full force and effect without any existing default thereunder, and the Tenant has executed and delivered to Purchaser certificates with respect to the Tri-partite Agreements and Management Agreement substantially in the form of Exhibits B-2 and B-3 attached hereto; and (4) the Master Lease Guaranties are in full force and effect without any existing default thereunder, and the guarantors of the Master Lease Guaranties have executed and delivered to Purchaser certificates substantially in the form of Exhibit C attached hereto. Seller shall cooperate with Purchaser, without obligation to incur any expense or liability, in obtaining estoppel certificates from Third Party Lessees, as defined in the Master Leases, but obtaining such certificates is not a condition to Closing. If the conditions set forth in this Paragraph 2.3 have not been satisfied by the Closing Date, then unless Carr waives such conditions in writing, this Agreement shall terminate, the Earnest Money shall be returned to Carr and the parties shall have no further obligations under this Agreement except as expressly stated herein. Nonsatisfaction of the conditions in this Paragraph 2.3 is not a default by Seller.


                       ARTICLE 3: TITLE AND SURVEY REVIEW

         3.1 Delivery of Title Commitment and Survey. Purchaser shall cause to be prepared (1) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete and legible copies of all documents referred to in the Title Commitment; (2) a current ALTA-ACSM Urban survey of the Property (the "Survey") prepared by a surveyor acceptable to Purchaser, including a certification addressed to Purchaser substantially in the form attached hereto as Exhibit D; and (3) copies of Uniform Commercial Code, judgment and tax lien searches in the name of Seller, any general partner, member or manager of Seller, and the Property issued by the Title Company or a search company acceptable to Purchaser ("UCC Searches"). The Title Commitment, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the "Title Documents."

         3.2 Title Review and Cure. Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property; provided, however Seller shall not have any obligation to cure title objections except liens and security interests created by Seller after the Date of this Agreement, and Seller agrees to remove such exceptions or encumbrances to title which it creates after the Date of this Agreement. As to any other exceptions or objections raised by Purchaser, Seller shall have 14 days from the receipt of Purchaser's notice of objections either to have such exceptions or objections removed or, if acceptable to Purchaser, to provide affirmative title insurance protection for such exceptions satisfactory to Purchaser or to notify Purchaser that it does not intend to cure such objection. If, with respect to those other objections that Seller has no obligation to cure, Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Purchaser within such 14 day period, then Purchaser must elect either to terminate this Agreement by delivering written notice to Seller within 5 days following such period, or to waive such objections. Upon delivery of such termination notice by Purchaser, this Agreement shall either automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement, and the Earnest Money shall be promptly returned to Purchaser. If after the Date of this Agreement, the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement which the Title Company has agreed to issue, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Purchaser is not made. Purchaser shall have been deemed to have approved any title exception that Seller, is not obligated to remove and to which either Purchaser did not object as provided above, or to which Purchaser did object, but with respect to which Purchaser did not terminate this Agreement. If there are exceptions or objections raised by Purchaser, the Closing Date shall be extended to the extent necessary to permit Seller and Purchaser to exercise their rights as provided above, but only in accordance with the time periods set forth in Paragraph 1.6(a).

         3.3 Delivery of Title Policy at Closing. As a condition to Purchaser's obligation to close, at Closing (i) the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner's Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, containing the Purchaser's Endorsements, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property (the conveyances from Seller and the sellers under the Related Agreements effecting a merger of the estates held by each, with fee simple title vesting in Purchaser subject only to the Permitted Exceptions), and subject only to the Permitted Exceptions (the "Title Policy"), and (ii) the updated UCC Searches (within 10 days of Closing) show no security interests (other than Permitted Exceptions) not disclosed in the UCC Searches delivered pursuant to Paragraph 3.1;. "Permitted Exceptions" means the exceptions set forth in Schedule I to this Agreement; real estate taxes not yet due and payable; the Loan Documents; the Management Agreement, the Tripartite Agreements, and the Option Agreements; and tenants in possession as tenants only under the Leases without (except as provided in the Master Leases) any option to purchase or acquire an interest in the Property. "Purchaser's Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (1) owner's comprehensive; (2) access; (3) survey (accuracy of survey);
(4) location (survey legal matches title legal); (5) separate tax lot; (6) legal lot; (7) zoning 3.1, with parking and loading docks; and (8) such other endorsements as Purchaser may require during the Due Diligence Period based on its review of the Title Commitment and Survey.

         3.4 Title and Survey Costs. Purchaser shall pay for the cost of the Survey, the premium for extended coverage, the cost of Purchaser's Endorsements, and the cost of the UCC Searches. Seller shall pay the base premium for the Title Policy under this Agreement and the Related Agreements and any premium for a non-imputation endorsement.

                     ARTICLE 4: OPERATIONS AND RISK OF LOSS

         4.1 Ongoing Operations. During the pendency of this Agreement:

         (a) Preservation of Business. Subject to the rights and obligations of the manager under the Management Agreement, Seller shall, use reasonable efforts to cause the Property to be operated only in the ordinary and usual course of business and consistent with past practice, shall perform its obligations under Leases and other agreements affecting the Property, and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached.

         (b) New Contracts. Without Purchaser's prior written consent in each instance, Seller will not enter into or amend, terminate, waive any default under, or grant concessions regarding any contract or agreement that will be an obligation affecting the Property or binding on the Purchaser after the Closing.

         (c) Listings and Other Offers. Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of any of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of any of the Property.

         (d) Leasing Arrangements. Seller will not amend, terminate, waive any default under, grant concessions regarding, incur any obligation for leasing commissions in connection with, or enter into any Lease without Purchaser's prior written consent in each instance.

         (e) Loan Documents. Seller shall comply with its obligations under the Loan Documents.

         (f) Agreements. Seller shall comply with its obligations under any agreement to be assigned to Purchaser pursuant to Article 5 and shall not amend any such agreement without Purchaser's prior written approval.

         4.2 Damage. Seller shall promptly give Purchaser written notice of any damage to the Property of which Seller becomes aware, describing such damage, whether such damage is covered by insurance and the estimated cost of repairing such damage. If such damage is material, Purchaser may elect by notice to Seller given within 14 days after Purchaser is notified of such damage (and the Closing shall be extended, if necessary, to give Purchaser such 14 day period to respond to such notice) to terminate this Agreement, in which event the Earnest Money shall be immediately returned to Purchaser. Damage as to any one or multiple occurrences is material if the cost to repair the damage, as reasonably estimated by a reputable third party contractor, exceeds in the aggregate $5 million, or triggers any option by Master Tenant to terminate any Master Lease. If Purchaser does not so terminate this Agreement, then at closing Seller shall assign to Purchaser its right and interest in and to the insurance provided under the Master Leases with respect to such damages and shall obtain any appropriate acknowledgment of such assignment by the insurer.

         4.3 Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Property of which Seller becomes aware. By notice to Seller given within 14 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property or Remainder Interests (and if necessary the Closing Date shall be extended to give Purchaser the full 14 day period to make such election), Purchaser may terminate this Agreement if the taking or threatened taking is material, or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its right, title and interests in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. A taking as to one or more proceedings is material if the award (including any award with respect to remainder interests and interests of co-tenants) is reasonably estimated to exceed $1 million or the taking would likely entitle Master Tenant to an abatement or reduction in rent.


                               ARTICLE 5: CLOSING

         5.1 Closing and Escrow. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent shall agree in writing with Seller and Purchaser that (1) recordation of the Deeds constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements; and (2) release of funds to the Seller shall irrevocably commit it to issue the Title Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

         5.2 Conditions to the Parties' Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

         (a) The other party's representations and warranties contained herein shall be true and correct as of the Date of this Agreement and the Closing Date;

         (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing shall have been tendered;

         (c) As of the Closing Date, no action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by such party; and

         (d) Any other condition set forth in this Agreement to such party's obligation to close is not satisfied by the applicable date.

         (e) The Closing occurs simultaneously with the closings under the Related Agreements.

         (f) As to Purchaser's obligation to close, as of the Closing, neither Seller nor any other party is in default under any agreement to be assigned to or assumed by Purchaser hereunder.

         So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party and all parties under the Related Agreements on or before the Closing Date or other applicable date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition except for breach by a party of a covenant in which case the Closing shall not relieve such breaching party from any liability it would otherwise have hereunder. A party shall be entitled to postpone the Closing up to an aggregate of 10 days in order to cause any condition to be satisfied.

         5.3 Seller's Deliveries in Escrow. At least one business day before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

         (a) Deed. For each of the four parcels comprising the Property: a special warranty deed conveying Seller's tenancy-in-common interest in the Real Property to Purchaser (warranting title against grantor's acts);

         (b) Assignment of Master Leases. For each of the four Master Leases; an Assignment of Master Lease in the form of Exhibit E attached hereto (the "Master Lease Assignment"), executed and acknowledged by Seller; and originals of the Master Leases;

         (c) Third Party Leases. For each of the Third Party Leases, an assignment substantially in the form of Exhibit E attached hereto, modified as appropriate, executed and acknowledged by Seller;

         (d) Bill of Sale and Assignment of Contracts. For each of the four parcels comprising the Property: a bill of sale and assignment in the form of Exhibit F, assigning among other property: that Tripartite Agreement relating to the applicable parcel, dated as of December 31, 1990, among Master Tenant, PREFCO VII Limited Partnership and Arizona-Relco Limited Partnership (the "Tripartite Agreements"); that Management and Rent Disbursement Agreement, dated as of December 31, 1990, between Tenant and Seller (the "Management Agreement"); and that Option and Subordination Agreement relating to the applicable parcel, dated as of December 31, 1990, between PREFCO VII Limited Partnership and Arizona-Relco Limited Partnership (the "Option Agreements"), together with originals or certified copies of such agreements (except to the extent otherwise agreed to by Purchaser prior to the execution of this Agreement);

         (e) Notice to Tenants. A notice to each tenant in form reasonably satisfactory to Seller and Purchaser.

         (f) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

         (g) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed in accordance with the withholding provisions in such act;

         (h) Intentionally Omitted;

         (i) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Purchaser and the Title Company;

         (j) Master Lease Guaranties. The originals of all Master Lease Guaranties; provided, however, Seller may deliver a certified copy of the Master Lease Guarantee from U S WEST INC., of the Master Lease for 5090 North 40th Street, Phoenix, Arizona;

         (k) Insurance. Certificates of insurance carried by the Master Tenant pursuant to the Master Leases naming Purchaser as an additional insured or loss payee, as appropriate.

         (l) Pitney Debt Agreement. At Closing, Seller shall be in compliance with and shall tender its deliveries pursuant to, the Pitney Debt Agreement;

         (m) Letter Agreement. Seller's payments pursuant to that letter agreement of even date herewith between Seller and Purchaser.

         (n) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder.

         5.4 Purchaser's Deliveries in Escrow. At least one business day before the Closing Date (except as otherwise permitted below), Purchaser shall deliver in escrow to the Escrow Agent the following:

         (a) Purchase Price. On the Closing Date, the Purchase Price, less the credit applicable to the Existing Mortgage Loan pursuant to Paragraph 6.1(b), less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

         (b) Assignments. The instruments described in Paragraph 5.3(b), (c) and
(d) executed by Purchaser, as provided in each such instrument;

         (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

         (d) Loan Documents. Such documents and deliveries (if any) by or on behalf of Purchaser as may be required by the Lender pursuant to the Loan Documents to effect the transfer of the Property subject to the Existing Mortgage Loan; and

         (e) Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the Seller and the Title Company.

         (f) Pitney Debt Agreement. At Closing, Purchaser shall be in compliance with and will tender its deliveries pursuant to, the Pitney Debt Agreement; and

         (g) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

         5.5 Closing Statements/Escrow Fees. Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in the form required by the Escrow Agent. The Escrow Agent's escrow fee, closing charges, and any cancellation fee under this Agreement and the Related Agreements shall be divided equally between and paid by Seller and Purchaser.

         5.6 Sales, Transfer and Documentary Taxes. Purchaser shall pay all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

         5.7 Possession. At the time of Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the Permitted Exceptions and the Third Party Leases.

         5.8 Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to the offices of Purchaser's property manager to the extent that the same are in Seller's possession: copies or originals of all books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all permits and warranties; all advertising materials, booklets, keys and other items, if any, used in the operation of the Property; the original "as-built" plans and specification; and all other available plans and specifications and all operation manuals. Seller shall cooperate with Purchaser after Closing to transfer to Purchaser any such information stored electronically.


                      ARTICLE 6: PRORATIONS AND ADJUSTMENTS

         6.1 Prorations. Not less than 5 days prior to Closing, Seller shall provide to Purchaser such information and verification reasonably necessary to support the prorations and adjustments under this Article 6. The items in subparagraph (a) of this Paragraph 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date.

         (a) Income and Expenses. The Master Tenant is currently remitting to the Lender the monthly installment of rent payable under the Master Leases, and the Lender is applying such amounts to the scheduled monthly installment of principal and interest under the Existing Mortgage Loan that is due on the first day of each month, and delivering the net monthly amount (currently $6803.43) to Seller and to the contributors under the Contribution Agreement. The parties shall allocate the Seller's portion (51 percent ) of the net monthly amount for the month in which the Closing Date falls evenly over such month and prorate as of the Closing Date.

         (b) Loan Documents. Purchaser shall receive at Closing a credit against the Purchase Price equal to Seller's allocable portion (51 percent) of the outstanding principal balance of the Existing Mortgage Loan as of the Closing Date (assuming payments under the Loan Documents for the month of Closing have been paid). Purchaser shall have no obligation to assume or pay or take the Property subject to any amounts owing under the Existing Mortgage Loan as of the Closing Date other than the outstanding principal balance and accrued interest for the month of Closing. Purchaser shall purchase any escrows of Seller's funds with Lender that are transferred to Purchaser at Closing.

         6.2 Tenant Deposits. At Closing, Seller shall transfer to Purchaser all its right, title and interest in any tenant security deposits. As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent Seller's interest therein is properly transferred to Purchaser.

         6.3 Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. Purchaser shall pay Broker in accordance with their separate agreement (at Closing if Closing occurs). Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement, or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This provision shall survive any termination of this Agreement.


                    ARTICLE 7: REPRESENTATIONS AND WARRANTIES

         7.1 Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

         (a) Organization and Authority. Seller has been duly organized and is validly existing as the entity described in Paragraph 1.1, and is in good standing in its State of incorporation or formation. Seller is in good standing and is qualified to do business in Arizona. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.

         (b) Conflicts. There is no agreement to which Seller is a party or, to Seller's knowledge, binding on Seller which is in conflict with this Agreement, or which challenges or impairs Seller's ability to execute or perform its obligations under this Agreement.

         (c) Pending Actions or Proceedings. There is not now pending or, to the best of Seller's knowledge, threatened, any action, suit or proceeding before any court or governmental agency or body against the Seller that would prevent Seller from performing its obligations hereunder.

         (d) Master Leases. The documents described in Exhibit H constituting the Master Leases and the Master Lease Guaranties are true, correct and complete copies of all of the Master Leases affecting the Property, including any and all amendments or supplements thereto, and of the Master Lease Guaranties. To Seller's knowledge, Master Tenant has not asserted nor are there any defenses or offsets to rent under the Master Leases accruing after the Closing Date, and no monetary or material nonmonetary default or breach exists on the part of the Master Tenant under any Master Lease. Seller has not received any notice of any monetary or material nonmonetary default or breach on the part of the landlord under any Master Lease, nor, to the best of Seller's knowledge, does there exist any such default or breach on the part of the landlord.

         (e) Agreements. The copies of the Tripartite Agreements, Option and Subordination Agreements, and Management Agreements delivered to Purchaser pursuant to Paragraph 2.1 are true, correct and complete, and to Seller's knowledge, neither Seller nor any other party is in default under any such agreement.

         (f) Disclosure. Other than this Agreement, the Related Agreements, the agreements assigned to Purchaser at Closing pursuant hereto, the tenancy in common agreement among Seller and the contributors under the Contribution Agreement, and the Permitted Exceptions, there are no contracts or agreements of any kind relating to the Property to which Seller or its agents is a party.

         (g) Loan Documents. To Seller's knowledge, the Loan Documents delivered to Purchaser include true, accurate and complete copies of all of the material documents and instruments in effect with respect to the Existing Mortgage. Seller has not received any notice that Seller is in default under the Existing Mortgage, nor, to Seller's knowledge, does any default or breach exist, nor any event or circumstance which, with the giving of notice or passage of time, or both, would constitute a default or breach by Seller under the Loan Documents.

         7.2 Purchaser's Representations and Warranties. As a material inducement to Seller and Remainderman to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller and Remainderman that:

         (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware, and will be qualified to do business in Arizona on the Closing Date. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

         (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or, to Purchaser's knowledge, binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

         (c) Institutional Investor. CarrAmerica Realty Corporation is a real estate investment Trust under the Internal Revenue Code and its net worth exceeds $50 million. CarrAmerica Realty Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report for the quarter ended March 31, 1997 do not contain an untrue statement of material for fact or omit to state any factor that would be material, and since the dates and periods of such reports there has been no material adverse change in the financial position of CarrAmerica Realty Corporation.

         7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Date of this Agreement and are remade as of the Closing Date, and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing (provided that the representations in Paragraph 7.1(c) through (f) shall survive only for a period of 1 year, and Purchaser shall have the right to bring an action thereon only if Purchaser, as the case may be, has given the other party written notice of the circumstances giving rise to the alleged breach within such 1-year period.) The representation in Paragraph 7.1(d) shall survive the Closing only for a period of 1 year and only to the extent the matters covered by the representation are not addressed in the Master Tenant Estoppels.

         7.4 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that except as expressly stated herein Purchaser shall not have any right to rely on any reports delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto.

         7.5 DISCLAIMERS; AS IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE MASTER LEASES, THE LOAN DOCUMENTS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE MASTER LEASES OR THE LOAN DOCUMENTS MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH

INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, THE MASTER LEASES, THE LOAN DOCUMENTS, ANY OTHER AGREEMENT RELATING TO THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WILL RELY SOLELY UPON SAME. UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND ITS DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, OR VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS).

         7.6 RESERVED RIGHTS. NOTWITHSTANDING PARAGRAPHS 7.4 AND 7.5 ABOVE:
PURCHASER IS RELYING UPON, AND DOES NOT WAIVE, RELINQUISH OR RELEASE THE EXPRESS REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENT OR INSTRUMENT EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT. PARAGRAPH 7.5 DOES NOT CONSTITUTE AN INDEMNITY.


                       ARTICLE 8: EARNEST MONEY PROVISIONS

         8.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.

         8.2 Intentionally Omitted.

         8.3 Termination. Except as otherwise expressly provided herein, upon not less than 10 business days' prior written notice to the Escrow Agent and the other parties, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if any other party shall, within said 10 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by all parties as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

         8.4 Interpleader. The parties agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction, in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller, Remainderman or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

         8.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller, or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller, and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.


                            ARTICLE 9: MISCELLANEOUS

         9.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement in connection with an assignment of all Related Agreements without Seller's consent to an Affiliate in connection with the transfer of the Property subject to and in accordance with the requirements of the Existing Mortgage Loan covering transfers to an Institutional Investor. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devises of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by, or is under common control with Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser; and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

         9.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

         9.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

         9.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

         9.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with Arizona law.

         9.6 Survival. The following provisions of this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing: Paragraph 1.6, Purchaser's indemnity in Paragraph 2.2, Paragraphs 5.6, 5.8, 6.1(a), 6.3, and Article 7 (subject to the limitations set forth in Paragraph 7.3), 8 and 9. Purchaser's indemnity in Paragraph 2.2, Paragraph 6.3, and Article 8 shall survive any termination of this Agreement.

         9.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

         9.8 Entirety and Amendments. This Agreement, the Pitney Debt Agreement and the letter agreement of even date herewith among the parties embody the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

         9.9 Time of the Essence. Time is of the essence in the performance of this Agreement.

         9.10 Confidentiality. Between the date hereof and for a period ending 1 year after the Closing Date, neither party shall release or cause or permit to be released any press notices or advertising promotion or other publicity relating to this transaction without obtaining the written consent of the other party. No provision in this Paragraph 9.10 shall preclude a party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, affiliates, investors, or any prospective lender, partner or investor, as the case may be, or prevent a party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements and stock exchange rules or prevent Purchaser or Seller from making a public announcement of the acquisition or sale of the property in accordance with its corporate information policy that does not disclose the purchase price or the identity of the other party.

         9.11 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

         9.12 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be (1) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (2) sent by facsimile, in which case notice shall be deemed delivered upon confirmed transmission of such notice, or (3) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may be changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

         9.13 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

         9.14 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m., Washington, D.C. time.

         9.15 Information and Audit Cooperation. At Purchaser's request, at any time before or for one year after the Closing, Seller shall provide to Purchaser's designated independent auditor access to the books and records of the Property, and all related information regarding the period for which Purchaser is required to have the Property audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property, in substantially the form of Exhibit G attached hereto, in connection with the normal course of auditing the Property in accordance with generally accepted auditing standards.

         9.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages.

         9.17 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties at Closing, each party agrees to perform, execute and deliver, on or after the Closing, any further actions and documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

         9.18 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                                SIGNATURE PAGE TO
                         AGREEMENT OF PURCHASE AND SALE
                                     BETWEEN
                         PREFCO VII LIMITED PARTNERSHIP
                                       AND
                            CARRAMERICA REALTY, L.P.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of September 30, 1997.

                                 PREFCO VII LIMITED PARTNERSHIP, a Connecticut limited partnership

                                 By: PREFCO VII, Inc., a Connecticut corporation
                                     and its general partner

                                 By: /s/ Michael Ryan
                                     -----------------------------------------

                                 Name: Michael Ryan
                                       ---------------------------------------

                                 Title:  Vice President
                                        --------------------------------------

                                                                        "Seller"


                                 CARRAMERICA REALTY, L.P., a Delaware limited partnership


                                 By:  CarrAmerica Realty GP Holdings, Inc.
                                       a Delaware corporation, General Partner


                                 By: /s/ Robert G. Stuckey
                                     -----------------------------------------

                                 Name: Robert G. Stuckey
                                       ---------------------------------------

                                 Title: Managing Director and Vice President
                                        --------------------------------------

                                                                     "Purchaser"



         Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money, and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 8 hereof.

                                 CHICAGO TITLE COMPANY



                                 By: /s/ Ken Buvala
                                     -----------------------------------------

                                 Name: Ken Buvala
                                       ---------------------------------------

                                 Title: Branch Manager
                                        --------------------------------------

                                                                  "Escrow Agent"

                         AGREEMENT OF PURCHASE AND SALE

  U.S. West Communication Group office portfolio, Phoenix and Tucson, Arizona

                              [Remainder Interest]

                       ARTICLE 1: PROPERTY/PURCHASE PRICE

        1.1 General Provisions. Purchaser acknowledges that Seller does not possess title to the Property. Simultaneously with the Closing (as hereinafter defined) and immediately prior to the conveyance contemplated herein, Seller will acquire the Property pursuant to the terms of that certain Agreement of Purchase and Sale by and between Seller, as purchaser, and Roller Hockey of Southeast Florida, Ltd., a Florida limited partnership ("Roller Hockey") as seller (the "Roller Hockey Contract").

             l.lA    Certain Basic Terms.

        (a)  Seller and Notice Address:

                                 PREFCO VII Limited Partnership
                                 a Connecticut limited partnership
                                 c/o Pitney Bowes Credit Corporation
                                 Capital Markets
                                 27 Waterview Drive
                                 Shelton, Connecticut 06484-4361
                                 Attention:  Mr. Michael Ryan

             With a copy to:

                                 Kelley Drye & Warren LLP
                                 Att: John A. Garraty, Jr.
                                 101 Park Avenue
                                 New York, New York 10178
                                 Telephone: 212/808-7653
                                 Facsimile: 212/808-7897

        (b)  Purchaser and Notice Address:

                                 CARRAMERICA REALTY, L.P.
                                 a Delaware limited partnership
                                 Attention:  Joseph Wallace 1700
                                 Pennsylvania Avenue, N.W.
                                 Washington, D.C. 20006
                                 Telephone:  202/624-7507
                                 Facsimile:  202/630-0102

                 With copies to: Mayer, Brown & Platt
                                 Attention: George Ruhlen
                                 141 East Palace Avenue
                                 Santa Fe, New Mexico 87501
                                 Telephone: 505/820-8185
                                 Facsimile: 505/820-7334


                                 Mayer, Brown & Platt
                                 Attention: James A. Parker
                                 190 South LaSalle Street
                                 Chicago, Illinois 60603
                                 Telephone: 312/701-7853
                                 Facsimile: 312/706-8732
        (c)  Date of this
             Agreement:          as of September 30, 1997

        (d)  Purchase Price:     $6,502,518.00

        (e)  Earnest Money:      $54,600 and any other deposits of earnest
                                 money made pursuant to the terms of this Agreement, together with interest thereon.

        (f)  Intentionally
             Omitted

        (g)  Closing Date:       The same date as the Closing under the Related
                                 Agreements.

        (h)  Title Company:      Chicago Title Company
                                 Attention: Frank Jansen
                                 700 South Flower Street,
                                 Suite 920
                                 Los Angeles, California 90017
                                 Telephone: 213/4884346
                                 Facsimile: 213/891-0834

        (i)  Escrow Agent:       Chicago Title Company
                                 Attention: Ken Buvala
                                 2201 East Camelback Road,
                                 Suite 126B
                                 Phoenix, Arizona 85016
                                 Telephone: 602/468-6333
                                 Facsimile: 602/468-6336

        (j)  Broker:             CB Commercial

        (k)  Existing Mortgage
             Loan: That certain loan in the aggregate principal amount of $64,640,000, evidenced by four promissory notes dated December 31, 1990, payable to UBS Mortgage Finance Inc. ("Lender") in the original principal amounts of $28,441,600, $13,574,400, $13,574,400 and
                                 $9,049,600, respectively.

        (1)  Loan Documents:     All documents and instruments evidencing,
                                 securing or otherwise related to the Existing
                                 Mortgage Loan.

        (m) Master Leases:       Those four master leases, each dated December
                                 31, 1990 between PREFCO VII Limited
                                 Partnership, as landlord, and U S WEST Business
                                 Resources, Inc. ("Master Tenant"), as tenant, each covering improvements on each of the four separate parcels of land comprising the Property.

        (n) Master
            Lease Guaranties:    For each of the Master Leases, the Lease
                                 Guaranty, dated as of December 31, 1990, by The
                                 Mountain States Telephone and Telegraph
                                 Company, a Colorado corporation, in favor of Seller, the Lease Guaranty, dated as of December 31, 1990, by U S WEST Inc., a Colorado corporation, in favor of Seller, and the Lease
                                 Guaranty, dated as of December 31, 1990, by U S
                                 WEST Real Estate, Inc., a Colorado corporation, in favor of Seller.

(o) Related Agreements:

                                 This Agreement, that Agreement of Purchase and Sale of even date herewith between Pines Realty Associates, Ltd., Lakeview 436 Associates, Ltd., Versailles Associates Limited Partnership and PhoenixWest Associates, Ltd. and Purchaser, that Agreement of Purchase and Sale of even date herewith between Seller and Purchaser relating to the conveyance of Seller's tenancy-in-common interest in an estate-for-years in the Real Property and any related agreements entered into by Purchaser and Seller or any other such seller with respect to the Property or any other property covered by the Master Leases.

     1.2 Property. Subject to the terms and conditions of this Agreement of Purchase and Sale (this "Agreement"), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the "Property"):

          (a) The remainder interests conveyed to Arizona - Relco Limited Partnership pursuant to Special Warranty Deeds and Assignments, recorded under Recording Numbers 91-0552245, 91-0552246, and 91-0552247 Maricopa County Recorder, Maricopa County, Arizona, and Docket 9172, Page 876, Pima County Recorder's Office, Pima County, Arizona, covering the real property described in Exhibits A-1 through _ attached hereto (the "Real Property") (the "Remainder Interest").

          (b) All right, title and interest of Seller, if any, in and to the "Intangible Property," being all intangible personal property now or hereafter used in connection with the operation, ownership, maintenance, management or occupancy of the Real Property, including, without limitation: all trade names and trade marks associated with the Real Property, including, without limitation, the name of the Improvements; the plans and specifications for the Improvements; warranties covering any of the Property; all contract rights related to the construction, operation, ownership or management of the Real Property that are expressly assumed by Purchaser pursuant to this Agreement; applications, permits, approvals and licenses (to the extent assignable); insurance proceeds and condemnation awards or claims thereto to be assigned to Purchaser hereunder; any funds held by Master Tenant or Manager under the Master Leases or the Management Agreement; and all books and records relating to the Property.

     1.3 Earnest Money. On or before November 7, 1997, Purchaser shall deposit the Earnest Money with the Escrow Agent. The Escrow Agent shall pay the Earnest Money to Seller at and upon the Closing, or otherwise to the party entitled to receive the Earnest Money in accordance with this Agreement. The Earnest Money shall be held and disbursed by the Escrow Agent pursuant to Article 8 of this Agreement. In addition to any other right or remedy of Purchaser under this Agreement, the Earnest Money shall be returned to Purchaser if this Agreement is terminated for any reason other than Purchaser's default hereunder.

     1.4 Remedies. In the event of a default by Purchaser in its obligations under this Agreement, Seller's sole and exclusive remedy shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. The parties acknowledge that Seller's actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties' best estimate of such damages.

     In the event of a breach by Seller in its obligations under this Agreement, Purchaser may enforce specific performance of Seller's obligation to close this transaction or pursue any other remedy at law or in equity in the event of Seller's breach; provided that Purchaser may not pursue a claim for damages for such breach unless such breach is willful.

     1.5 Effect of Default or Termination under Related Agreements. A default under a Related Agreement does not constitute a default under this Agreement. However, if a Related Agreement is terminated or the closing under a Related Agreement does not occur simultaneously with the Closing because of a default by any party thereunder, then: (i) if neither Purchaser nor Seller are in default hereunder, then Purchaser and Seller shall be excused from their respective obligations to acquire and sell the Property, and this Agreement shall terminate and the Earnest Money shall be returned to Purchaser; and (ii) if either Purchaser or Seller are in default hereunder, then the nondefaulting party shall have the remedies set forth in Paragraph 1.4.

                             ARTICLE 2: INSPECTION

     2.1 Property Information. Seller has delivered to Purchaser complete copies of the Tripartite Agreement and Option Agreements (as defined in Paragraph 5.3). At Purchaser's reasonable request from time to time, Seller shall make available to Purchaser, for review and copying, at Seller's offices, all other material information and documents relating to the Property in Seller's possession. The information and documents provided and made available to Purchaser pursuant to this Paragraph 2.1 is the "Property Information."

     2.2 Due Diligence. Purchaser has examined, inspected and investigated the Property and the agreements, documents and records related thereto that it deemed necessary, and is satisfied with the results of its inspection, examination and investigation. Purchaser acknowledges that no additional "inspection period" is provided under this Agreement and that Purchaser is acquiring the Property "as is" as set forth in Section 7.5 hereof.

                       ARTICLE 3: TITLE AND SURVEY REVIEW

     3.1 Delivery of Title Commitment and Survey. Purchaser shall cause to be prepared (1) a current, effective commitment for title insurance (the "Title Commitment") issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete and legible copies of all documents referred to in the Title Commitment; and (2) copies of Uniform Commercial Code, judgment and tax lien searches in the name of

Seller any general partner, member or manager of Seller, and the Property issued by the Title Company or a search company acceptable to Purchaser ("WCC Searches"). The Title Commitment, the documents referred to therein, the Survey and the UCC Searches are referred to herein collectively as the "Title Documents."

     3.2 Title Review and Cure. Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property; however, Seller shall not have any obligation to cure title objections except liens and security interests created by Seller after the Date of this Agreement. As to any other exceptions or objections raised by Purchaser, Seller shall have fourteen (14) days from the receipt of Purchaser's notice of objections either to have such exceptions or objections removed or, if acceptable to Purchaser, to provide affirmative title insurance protection for such exceptions satisfactory to Purchaser, or to notify Purchaser that it does not intend to cure such objection. If, with respect to those title objections that Seller has no obligation to cure, Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Purchaser within such fourteen
(14) day period, then Purchaser must elect either to terminate this Agreement by delivering written notice to Seller within five (5) days following such period or, if later, before the expiration of the Title Review Period, or to waive such objection. Upon delivery of such termination notice by Purchaser, this Agreement shall automatically terminate, the parties shall be released from all further obligations under this Agreement except pursuant to any provisions which by their terms survive a termination of this Agreement, and the Earnest Money shall be promptly returned to Purchaser. If after the expiration of the Title Review Period, the Title Company revises the Title Commitment, or the surveyor revises the Survey, to add or modify exceptions, or to add or modify the conditions to obtaining any endorsement requested by Purchaser during the Title Review Period, then Purchaser may terminate this Agreement and receive a refund of the Earnest Money if provision for their removal or modification satisfactory to Purchaser is not made. Purchaser shall have been deemed to have approved any title exception that Seller is not obligated to remove and to which either Purchaser did not object as provided above, or to which Purchaser did object, but with respect to which Purchaser did not terminate this Agreement. If there are exceptions or objections raised by Purchaser, the Closing Date shall be extended to the extent necessary to permit Seller and Purchaser to exercise their rights as provided above.

     3.3 Delivery of Title Policy at Closing. As a condition to Purchaser's obligation to close, at Closing (i) the Title Company shall irrevocably commit to issue to Purchaser an ALTA Owner's Policy (Revised 10-17-70 and 10-17-84) (or other form if required by state law) of title insurance, with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Title Company as of the date and time of the recording of the Deed, in the amount of the Purchase Price, containing the Purchaser's Endorsements, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property (the conveyances from Seller and the sellers under the Related Agreements effecting a merger of the estates held by each, with fee simple title vesting in Purchaser subject only to the Permitted Exceptions), and subject only to the Permitted Exceptions (the "Title Policy"), and (ii) the updated UCC Searches

(within 10 days of Closing) show no security interests (other than Permitted Exceptions) not disclosed in the UCC Searches delivered pursuant to Paragraph 3.1; "Permitted Exceptions" means exceptions set forth in Exhibit C hereto; real estate taxes not yet due and payable; the Loan Documents; the Tripartite Agreements; the Option Agreements. "Purchaser's Endorsements" shall mean, to the extent such endorsements are available under the laws of the state in which the Property is located: (1) owner's comprehensive; (2) access; (3) survey (accuracy of survey); (4) location (survey legal matches title legal); (5) separate tax lot; (6) legal lot; (7) zoning 3.1, with parking and loading docks; and (8) such other endorsements as Purchaser may require during the Title Review Period based on its review of the Title Commitment.

                ARTICLE 4: ROLLER HOCKEY CONTRACT; RISK OF LOSS

     4.1 Roller Hockey Contract. Seller shall comply with its obligations under the Roller Hockey Contract in all material respects.

     4.2 Condemnation. Seller shall promptly give Purchaser notice of any eminent domain proceedings that are contemplated, threatened or instituted with respect to the Property of which Seller becomes aware. By notice to Seller given within fourteen (14) days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any body having the power of eminent domain with respect to the Property (and if necessary the Closing Date shall be extended to give Purchaser the full fourteen
(14) day period to make such election), Purchaser may terminate this Agreement if the taking or threatened taking is material, or proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its right, title and interests in any to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority in respect of such matter. A taking as to one or more proceedings is material if the award (including any award with respect to interests of the sellers under the other Related Agreements) is reasonably estimated to exceed $1 million or the taking would likely entitle Master Tenant to an abatement or reduction in rent.

                               ARTICLE 5: CLOSING

     5.1 Closing and Escrow. The consummation of the transaction contemplated herein ("Closing") shall occur on the Closing Date at the offices of the Escrow Agent through an escrow with the Escrow Agent. Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent shall agree in writing with Seller and Purchaser that (1) recordation of the Deeds constitutes its representation that it is holding the closing documents, closing funds and closing statements and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statements and (2) release of funds to the Seller shall irrevocably commit it to issue the Title Policy in accordance with this Agreement. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

     5.2 Conditions to the Parties' Obligations to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

          (a) The other party's representations and warranties contained herein shall be true and correct as of the Date of this Agreement and the Closing Date;

          (b) As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made by the other party at Closing shall have been tendered;

          (c) As of the Closing Date, no action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by such party; and

          (d) Any other condition set forth in this Agreement to such party's obligation to close is satisfied by the applicable date.

          (e) The Closing occurs simultaneously with the closings under the Related Agreements.

          (f) As to Purchaser's obligation to close, as of the Closing, neither Seller nor any other party is in default under any agreement to be assigned to or assumed by Purchaser hereunder.

     So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party and all parties under the Related Agreements on or before the Closing Date or other applicable date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition except for breach by a party of a covenant in which case the Closing shall not relieve such breaching party from any liability it would otherwise have hereunder. A party shall be entitled to postpone the Closing up to an aggregate of ten (10) days in order to cause any condition to be satisfied.

     5.3 Seller's Deliveries in Escrow. At lease one (1) business day before the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

          (a) Deed. For each of the four parcels comprising the Property: a special warranty deed conveying the remainder interest described in Paragraph 1.2(a) (warranting title only against Seller's acts);

          (b) Bill of Sale and Assignment of Contracts. For each of the four parcels comprising the Property, a bill of sale and assignment in the form of Exhibit B, assigning that Tripartite Agreement relating to the applicable parcel, dated as of December 31, 1990, among Master Tenant, Seller and Arizona-Relco Limited Partnership ( the "Tripartite Agreements"), and that Option and Subordination Agreement relating to the-applicable parcel, dated as of December 31, 1990, between Seller and Arizona-Relco Limited Partnership (the "Option Agreements");

          (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

          (d) FIRPTA. A Foreign Investment in Real Property Tax Act affidavit executed by Seller. If Seller fails to provide the necessary affidavit and/or documentation of exemption on the Closing Date, Purchaser may proceed in accordance with the withholding provisions in such act;

          (e) Intentionally Omitted;

          (f) Authority. Evidence of the existence, organization and authority of Seller and the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Purchaser and the Title Company; and

          (g) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Seller hereunder.

     5.4 Purchaser's Deliveries in Escrow. At least one (1) business day before the Closing Date (except as otherwise permitted below), Purchaser shall deliver in escrow to the Escrow Agent the following:

          (a) Purchase Price. On the Closing Date, the Purchase Price, less the Earnest Money that is applied to the Purchase Price deposited by Purchaser with the Escrow Agent in immediate, same-day federal funds wired for credit into the Escrow Agent's escrow account;

          (b) Assignment. The instrument described in Paragraph 5.3(b) executed by Purchaser, as provided in each such instrument;

          (c) State Law Disclosures. Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of real property;

          (d) Intentionally Omitted;

          (e) Authority. Evidence of the existence, organization and authority of Purchaser and the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to Seller and the Title Company; and

          (f) Other Deliveries. Any other Closing deliveries required to be made by or on behalf of Purchaser hereunder.

     5.5 Intentionally Omitted

     5.6 Sales. Transfer and Documentary Taxes. Purchaser shall pay all sales, gross receipts, compensating, stamp, excise, documentary, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable state or local law.

                     ARTICLE 6: PRORATIONS AND ADJUSTMENTS

     6.1 Prorations. Intentionally Omitted

     6.2 Sales Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Broker. Purchaser shall pay Broker in accordance with their separate agreement (at Closing if Closing occurs). Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement, or the transactions contemplated hereby, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of such party. This provision shall survive any termination of this Agreement.

                   ARTICLE 7: REPRESENTATIONS AND WARRANTIES

     7.1 Seller's Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that:

          (a) Organization and Authority. Seller has been duly organized and is validly existing as the entity described in Paragraph 1.1, and is in good standing in its State of incorporation or formation. Seller is in good standing and is qualified to do business in Arizona. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligations of Seller, enforceable in accordance with their terms.


     7.2 Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

          (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited partnership, in good standing in the State of Delaware, and will be qualified to do business in Arizona on the Closing Date. Purchaser has the full right and authority and has obtained any and all required to enter into this Agreement subject only to obtaining certain internal approvals on or before the expiration of the Due Diligence Period and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

          (b) Conflicts and Pending Action. There is no agreement to which Purchaser is a party or, to Purchaser's knowledge, binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser's knowledge, threatened against Purchaser which challenges or impairs Purchaser's ability to execute or perform its obligations under this Agreement.

     7.3 Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Date of this Agreement and are remade as of the Closing Date, and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing.

     7.4 No Reliance on Documents. Except as expressly stated herein, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that except as expressly stated herein Purchaser shall not have any right to rely on any reports delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto.

     7.5 DISCLAIMERS; AS IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER'S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITIONS, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE MASTER LEASES, THE LOAN DOCUMENTS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS", EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR

BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY, THE MASTER LEASES OR THE LOAN DOCUMENTS MADE OR FURNISHED BY SELLER OR ANY REAL ESTATE BROKER OR AGENT TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS THE CONDITION OF THE PROPERTY, THE MASTER LEASES, THE LOAN DOCUMENTS, ANY OTHER AGREEMENT RELATING TO THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT WILL RELY SOLELY UPON SAME. UPON CLOSING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER'S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND ITS DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS' FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ITS OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, OR VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS).


     7.6 RESERVED RIGHTS. NOTWITHSTANDING PARAGRAPHS 7.4 AND 7.5 ABOVE, PURCHASER IS RELYING UPON AND DOES NOT WAIVE RELINQUISH OR RELEASE THE EXPRESS REPRESENTATIONS, WARRANTIES AND OTHER OBLIGATIONS OF SELLER SET FORTH IN THIS AGREEMENT AND IN ANY DOCUMENT OR INSTRUMENT EXECUTED BY SELLER IN CONNECTION WITH THIS AGREEMENT; PARAGRAPH 7.5 DOES NOT CONSTITUTE AN INDEMNITY.

                      ARTICLE 8: EARNEST MONEY PROVISIONS

     8.1 Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made.

     8.2 Intentionally Omitted

     8.3 Termination. Except as otherwise expressly provided herein, upon not less than 10 business days' prior written notice to the Escrow Agent and the other parties, Escrow Agent shall deliver the Earnest Money to the party requesting the same; provided, however, that if any other party shall, within said 10 business day period, deliver to the requesting party and the Escrow Agent a written notice that it disputes the claim to the Earnest Money, Escrow Agent shall retain the Earnest Money until it receives written instructions executed by all parties as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

     8.4 Interpleader. The parties agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money's disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent's option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction, in which event the Escrow Agent may recover all of its court costs and reasonable attorneys' fees. Seller or Purchaser, whichever loses in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys' fees of the prevailing party in accordance with the other provisions of this Agreement.

     8.5 Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller, or Purchaser resulting from the Escrow Agent's mistake of law respecting the Escrow Agent's scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys' fees, incurred in connection with the performance of the Escrow Agent's duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

                            ARTICLE 9: MISCELLANEOUS

     9.1 Parties Bound. Neither party may assign this Agreement without the prior written consent of the other, and any such prohibited assignment shall be void; provided that Purchaser may assign this Agreement in connection with an assignment of all Related Agreements without Seller's consent to an Affiliate in connection with the transfer of the Property subject to and in accordance with the requirements of the Existing Mortgage Loan. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs and devises of the parties. For the purposes of this paragraph, the term "Affiliate" means (a) an entity that directly or indirectly controls, is controlled by, or is under common control with Purchaser or (b) an entity at least a majority of whose economic interest is owned by Purchaser, and the term "control" means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

     9.2 Headings. The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

     9.3 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

     9.4 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party's right to enforce against the other party the same or any other such term or provision in the future.

     9.5 Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with Arizona law.

     9.6 Survival. The following provisions of this Agreement shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing: Purchaser's indemnity in Paragraph 2.2, Paragraphs 5.6, 6.2, and
Article 7, 8 and 2. Purchaser's indemnity in Paragraph 2.2, Paragraph 6.2 and
Article 8 shall survive any termination of this Agreement.

     9.7 No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

     9.8 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

     9.9 Time of the Essence. Time is of the essence in the performance of this Agreement.

     9.10 Confidentiality. Between the date hereof and for a period ending 1 year after the Closing Date, neither party shall release or cause or permit to be released any press notices or advertising promotion or other publicity relating to this transaction without obtaining the written consent of the other party. No provision in this Paragraph 9.10 shall preclude a party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, affiliates, investors, or any prospective lender, partner or investor, as the case may be, or prevent a party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements and stock exchange rules or prevent Purchaser or Seller from making a public announcement of the acquisition or sale of the property in accordance with its corporate information policy that does not disclose the purchase price or the identity of the other party.

     9.11 Attorneys' Fees. Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

     9.12 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Paragraph 1.1. Any such notices shall be (1) sent by overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one business day after deposit with such courier, (2) sent by facsimile, in which case notice shall be deemed delivered upon confirmed transmission of such notice, or (3) sent by personal delivery, in which case notice shall be deemed delivered upon receipt or refusal of delivery. A party's address may changed by written notice to the other party; provided that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notices shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

     9.13 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this agreement or any exhibits or amendments hereto.

     9.14 Intentionally Omitted

     9.15 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The last day of any period of time described herein shall be deemed to end at 6 p.m., Washington, D.C. time.

     9.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile counterparts of the signature pages.

     9.17 Intentionally Omitted

     9.18 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by the parties at Closing, each party agrees to perform, execute and deliver, on or after the Closing, any further actions and documents, and will obtain such consents, as may be reasonably necessary or as may be reasonably requested to fully effectuate the purposes, terms and conditions of this Agreement or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

     9.19 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                               SIGNATURE PAGE TO
                         AGREEMENT OF PURCHASE AND SALE
                                    BETWEEN
                         PREFCO VII LIMITED PARTNERSHIP
                                      AND
                            CARRAMERICA REALTY, L.P.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 30th day of September, 1997.

                                  PREFCO VII LIMITED PARTNERSHIP, a
                                  Connecticut limited partnership

                                  By: PREFCO VII, a Connecticut corporation

                                      By:
                                          --------------------------------
                                          Name:
                                          Title:

                                                        "Seller"

                                  CARRAMERICA REALTY, L.P., a Delaware
                                  limited partnership

                                  By: CarrAmerica Realty GP Holdings, Inc.,
                                      a Delaware corporation

                                      By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                                        "Purchaser"

     Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Earnest Money, and the interest earned thereon, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of Article 8 hereof.

                                  CHICAGO TITLE COMPANY


                                  By:
                                      -------------------------------
                                  Name:
                                        -----------------------------
                                  Title:
                                         ----------------------------

                                                        "Escrow Agent"

                             CONTRIBUTION AGREEMENT

                                  by and among


                           CARRAMERICA REALTY, L.P.,
                         CARRAMERICA REALTY CORPORATION

                                      and

                         PHOENIXWEST ASSOCIATES, LTD.,
                   VERSAILLES ASSOCIATES LIMITED PARTNERSHIP,
                         LAKEVIEW 436 ASSOCIATES, LTD.,

                                      and

                         PINES REALTY ASSOCIATES, LTD.








                               September 30, 1997

                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----


ARTICLE I CONTRIBUTION OF PROPERTY....................................   1
     1.1. Contribution and Acquisition of Contributed Property........   1
     1.2. Closing.....................................................   1
ARTICLE II EXCHANGE AMOUNT............................................   2
     2.1. Exchange Amount.............................................   2
     2.2. Section 704(c) Allocation and Method........................   3
ARTICLE III REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR.............   3
     3.1. Organization and Standing...................................   3
     3.2. Authorization; No Conflicts.................................   3
     3.3. Binding Obligations.........................................   4
     3.4. No Litigation...............................................   4
     3.5. Securities Law Matters......................................   4
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CARR.....................   6
     4.1. Organization and Standing...................................   6
     4.2. Authorization; No Conflicts.................................   6
     4.3. Binding Obligations.........................................   7
     4.4. No Litigation...............................................   7
     4.5. No Tax Audits...............................................   7
     4.6. Issuance of Units...........................................   7
     4.7. Tax Reporting...............................................   7
     4.8. Carr LLC....................................................   8
     4.9. No Investment Company.......................................   8
     4.10. No Representation with Regard to Tax Treatment.............   8
ARTICLE V CONDITIONS PRECEDENT TO THE CLOSING.........................   8
     5.1. Conditions to Obligations of Contributors...................   8
     5.2. Conditions to Obligations of Carr and CRC...................   9
ARTICLE VI SURVIVAL; INDEMNIFICATION..................................   9
     6.1. Survival....................................................   9
     6.2. Agreement of Contributors...................................  10
     6.3. Agreement of Carr to Indemnify..............................  10
     6.4. Agreement of CRC to Indemnify...............................  10
     6.5. Conditions of Indemnification...............................  10
ARTICLE VII CONFIDENTIALITY; TAX MATTERS..............................  11
     7.1. Confidentiality.............................................  11
     7.2. Limitation on Sale of Contributed Property..................  12
     7.3. Debt Guarantee Agreement....................................  13
     7.4. Damages.....................................................  14
     7.5. Lockout Restrictions; Redemption of Herrick Units...........  15
     7.6. Special Loss Allocation.....................................  16
     7.7. Rights and Remedies of Contributors.........................  17
ARTICLE VIII REMEDIES; TERMINATION....................................  17
     8.1. Remedies....................................................  17
     8.2. Termination.................................................  18
ARTICLE IX MISCELLANEOUS..............................................  18

     9.1. Additional Actions and Documents............................  18
     9.2. Expenses....................................................  18
     9.3. Assignment..................................................  18
     9.4. Entire Agreement; Amendment.................................  18
     9.5. Waiver......................................................  19
     9.6. Severability................................................  19
     9.7. Governing Law...............................................  19
     9.8. Notices.....................................................  19
     9.9. Headings....................................................  20
     9.10. Execution in Counterparts..................................  20
     9.11. Attorneys' Fees............................................  21
     9.12. Waiver of Jury Trial.......................................  21







EXHIBITS



Exhibit A     Form of Registration Rights Agreement

Exhibit B     Form of Side Letter

Exhibit C     Partnership Agreement of Carr and

                  Form of Second Amendment thereto

Exhibit D     Form of Partner Consent

Exhibit E     Information Regarding Carr and CRC

Exhibit F     Form of Guarantees



SCHEDULES



Schedule 1    Allocation of Units

Schedule 2    List of Partners of Contributors

                             CONTRIBUTION AGREEMENT


         THIS CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of September 30, 1997 by and among CarrAmerica Realty, L.P., a Delaware limited partnership ("Carr"), CarrAmerica Realty Corporation, a Delaware corporation ("CRC") and PhoenixWest Associates, Ltd. (formerly known as Cypress Lakes of Boca Rio Associates, Limited Partnership), a Florida limited partnership, Versailles Associates Limited Partnership, a Florida limited partnership, Lakeview 436 Associates, Ltd., a Florida limited partnership and Pines Realty Associates, Ltd., a Florida limited partnership (each a "Contributor," and collectively, "Contributors").

RECITALS:

         A. Contributors own a forty-nine percent (49%) tenants-in-common interest in the property known as the U.S. West Communication Group office portfolio (the "Contributed Property").

         B. Carr and Contributors have entered into an Agreement of Purchase and Sale dated as of the date hereof (the "Acquisition Agreement") pursuant to which Contributors have agreed to transfer the Contributed Property to Carr on the terms and conditions set forth therein and herein and have made certain representations and warranties in connection therewith (the "Acquisition").

         C. Carr and a newly formed Delaware limited liability company of which Carr is the sole member ("Carr LLC") will enter into an Assignment Agreement (the "Assignment Agreement"), pursuant to which Carr shall transfer the Contributed Property to Carr LLC, upon which Carr LLC shall hold the Contributed Property as its sole assets.

         D. Carr and Contributors desire to enter into this Agreement to set forth certain additional terms and conditions upon which Contributors will transfer the Contributed Property to Carr.

                                   ARTICLE I

                            CONTRIBUTION OF PROPERTY

         1.1. Contribution and Acquisition of Contributed Property

         Subject to the terms and conditions hereof, Contributors agree to contribute to Carr, and Carr agrees to acquire and accept from Contributors, all of Contributors' right, title and interest in and to the Contributed Property, in exchange for Class E units of limited partnership interest in Carr ("Class E Units"), as set forth in Article II hereof, in a transaction intended by the partners to qualify for nonrecognition of gain to Contributors pursuant to
Section 721 of the Internal Revenue Code of 1986, as amended (the "Code").

         1.2. Closing

         The closing of the transactions contemplated by this Agreement and the Acquisition Agreement (the "Closing") shall occur on a date (the "Closing Date") as set forth in Section 1.1(g) of the Acquisition Agreement, subject to extension pursuant to Section 1.6(a) of the Acquisition Agreement, and upon satisfaction or waiver of the conditions set forth in Article V hereof. The Closing shall occur simultaneously with the delivery of the following documents:

         (a) the amendment to the Partnership Agreement (as defined in Section 2.1(b) below) referred to in Section 2.1(a) below, executed by CarrAmerica Realty GP Holdings, Inc., as general partner ("GP Holdings"), and Contributors;

         (b) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit A, executed by CarrAmerica Realty Corporation ("CRC"), Contributors and, if the partners of Contributors (or partners of such partners) will receive a distribution from Contributors of Class E Units, each of such partners, as contemplated in Article II hereof;

         (c) certificates of each of Carr and CRC and each Contributor certifying as to continued accuracy of the representations and warranties made by such party herein, executed by an officer or other authorized signatory of such party;

         (d) the side letter, substantially in the form attached hereto as Exhibit B, executed by GP Holdings and delivered to Contributors regarding the transfer and pledge of the Class E Units;

         (e) the closing documents delivered by the parties pursuant to the Acquisition Agreement; and

         (f) such other documents as the parties may mutually agree.

                                   ARTICLE II

                                EXCHANGE AMOUNT

         2.1. Exchange Amount

         (a) Units Delivered at Closing. In exchange for the contribution of the Contributed Property and upon execution and delivery of the Partnership Agreement (as defined below) by Contributors, Contributors shall receive, at the Closing, a number of Class E Units in Carr (rounded to the nearest whole number) equal to (i) the difference of (A) the Contribution Value (as defined in the Acquisition Agreement), less (B) any third-party debt and other obligations assumed (or taken subject to), divided by the Closing Value (the "Units"). For purposes of this Agreement, the "Closing Value" shall mean the average closing price of a share of common stock of CRC (the "Common Stock") for the ten (10) day trading period ending on the date that is five (5) business days immediately preceding the Closing Date. Each Contributor shall be entitled to receive the proportionate number of Units as set forth in Schedule 1 hereto.

         (b) Distribution of Units. At the Closing, Carr shall issue the Units either to Contributors or, at the option of Contributors, directly to Contributors' partners (or to partners of such partners) in accordance with written instructions provided to Carr by Contributors (or Contributors' partners) setting forth the name and address of, and the number of Units received by, each partner, provided that each such partner (i) makes each of the representations and warranties set forth in Section 3.5 hereof and (ii) has executed and delivered the Second Amended and Restated Agreement of Limited Partnership of Carr, as amended, and as proposed to be further amended by a Second Amendment thereto (the "Second Amendment") substantially in the form attached hereto as Exhibit C (the "Partnership Agreement").

         2.2. Section 704(c) Allocation and Method

         Carr and Contributors agree that, for purposes of Section 704(c) of the Internal Revenue Code of 1986 as amended (the "Code"), the Contribution Value as set forth in the Acquisition Agreement will be allocated among the various components of the Contributed Property in a manner to be reasonably agreed upon by Carr and Contributors prior to the Closing. The method under section 704(c) of the Code used by Carr with respect to the Contributed Property (or any property received in exchange for the Contributed Property in a like-kind exchange) to adjust for discrepancies between the agreed upon value of the various components of the Contributed Property and the adjusted tax basis of such components will be the "traditional method," as set forth in Treasury Regulation 1.704-3(c)(1).

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

         Contributors jointly and severally represent and warrant to Carr as follows:

         3.1. Organization and Standing

         Each Contributor is a limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization. Each Contributor has the full and unrestricted partnership power and authority to own, operate and lease its assets, to carry on its business as currently conducted, to execute and deliver this Agreement, the Assignment Agreement and each other agreement, instrument or document relating to the Acquisition (including the Acquisition Agreement) or contemplated hereby or thereby (the "Other Agreements") to which it is a party and to carry out the transactions contemplated hereby or thereby.

         3.2. Authorization; No Conflicts

         The execution and delivery of this Agreement and the Other Agreements by each Contributor and the performance by each Contributor of its covenants and agreements under this Agreement and the Other Agreements have been, or at Closing will have been, duly authorized by all necessary partnership action on the part of such Contributor, and a valid consent of each partner of such Contributor to the Acquisition and the transactions related thereto substantially in the form attached hereto as Exhibit D has been received by such Contributor and delivered to Carr, or at Closing will have been received by such Contributor and delivered to Carr. The execution, delivery and performance by each Contributor of this Agreement and each Other Agreement to which such Contributor is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by such

Contributor of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with, or violate any provision of, the certificate of limited partnership or agreement of limited partnership of any Contributor; (b) conflict with, or violate any provision of, any statute, law, ordinance, regulation, rule, order, writ or injunction having applicability to any Contributor or any of its assets; (c) conflict with, result in any breach of, or constitute a default under any agreement to which any Contributor or any Contributor's partners is a party or by which it or they or any of its or their assets are bound; (d) result in or require the creation or imposition of or result in the acceleration of any indebtedness or of any encumbrance of any nature upon, or with respect to, Contributor or any Contributor's partners or any of the assets now owned or hereafter acquired by any Contributor; except (in the case of clauses (b), (c) and (d) above) for such conflicts, violations, breaches or defaults as will not have a material adverse effect on the business or financial condition of any Contributor or the consummation of the Acquisition.

         3.3. Binding Obligations

         This Agreement and each Other Agreement executed and delivered by each Contributor on or prior to the date hereof constitutes a valid and binding obligation of such Contributor, enforceable in accordance with its terms; and each Other Agreement to be executed by each Contributor pursuant hereto or thereto, when executed and delivered in accordance with the provisions hereof or thereof, shall be a valid and binding obligation of such Contributor, enforceable in accordance with its terms.

         3.4. No Litigation

         There are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the knowledge of any Contributor, threatened against, affecting or involving any Contributor or its businesses or assets, or the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or governmental authority, domestic or foreign, that could reasonably be expected to have a material adverse effect on the business or financial condition of any Contributor or to challenge or impair the ability of any Contributor to consummate the Acquisition.

         3.5. Securities Law Matters

         (a) Each Contributor acknowledges that Carr intends the offer and issuance of the Units to be exempt from registration under the Securities Act and applicable state securities laws by virtue of (i) the status of each Contributor and each partner of such Contributor as an Accredited Investor (as defined below), and (ii) Regulation D promulgated under Section 4(2) of the Securities Act ("Regulation D"), and that Carr will rely in part upon the representations and warranties made by each Contributor in this Agreement in making the determination that the offer and issuance of the Units qualify for exemption under Rule 506 of Regulation D as an offer and sale only to Accredited Investors (as defined below).

         (b) Each Contributor, each of such Contributor's partners and each other person or entity who has a right to vote upon or approve the transactions contemplated hereby or who will receive a distribution of Units pursuant to
Section 2.1(b) are "accredited investors" as defined in Regulation 501(a) under Regulation D ("Accredited Investors"). The only partners of Contributors are as set forth in Schedule 2 hereto. Each Contributor has provided to Carr a true, correct and complete copy of such Contributor's limited partnership agreement.

         (c) Each Contributor and each other person or entity who will receive a distribution of Units pursuant to Section 2.1(b) will acquire the Units for their own account and not with a view to or for sale in connection with any "distribution" thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         (d) Each Contributor and its partners have sufficient knowledge and experience in financial, tax and business matters to enable them to evaluate the merits and risks of investment in the Units. Each Contributor and its partners have the ability to bear the economic risk of acquiring the Units. Each Contributor acknowledges that (i) the transactions contemplated by this Agreement and the Other Agreements involve complex tax consequences for each Contributor and its partners, and each Contributor and its partners are relying solely on the advice of their own tax advisors in evaluating such consequences,
(ii) neither Carr nor CRC has made (or shall be deemed to have made) any representations as to the tax consequences of such transaction to any Contributor or any of its partners, and (iii) references in this Agreement to the intended tax effect of the Acquisition and the other matters described herein shall not be deemed to imply any representation by Carr as to a particular tax effect that may be obtained by any Contributor or its partners. Each Contributor and its partners remain responsible for all tax consequences relating to each Contributor and its partners, except for the tax consequences to Contributors that Carr and CRC have agreed to be responsible for as expressly provided in this Agreement.

         (e) Each Contributor has received and reviewed the materials containing certain information regarding Carr and CRC, the parent of the general partner of Carr and a publicly traded corporation, listed on Exhibit E hereto prior to executing this Agreement. Each Contributor has been supplied with, or had access to, information to which a reasonable investor would attach significance in making an investment decision to acquire the Units and any other information Contributors have requested. Each Contributor has had an opportunity to ask questions of and receive information and answers from Carr and CRC concerning Carr, CRC, the Units and the Common Stock into which the Units may be redeemed, and to assess and evaluate any information supplied to each Contributor by Carr or CRC, and all such questions have been answered and all such information has been provided to the full satisfaction of Contributors.

         (f) Each Contributor acknowledges that the Units are not registered under the Securities Act or any state securities laws and cannot be resold without registration thereunder or exemption therefrom. Each Contributor agrees that it will not, or, if any person or entity receives a distribution of Units pursuant to Section 2.1(b), such person or entity will not transfer all or any portion of the Units (or any Common Stock received upon redemption of Units) for at least one (1) year after the Closing Date, and thereafter only if such transfer has been registered or is exempt from registration under the Securities Act and any applicable state securities laws.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF CARR AND CRC

         Carr represents and warrants to Contributors and CRC represents and warrants to Contributors (solely with respect to Section 4.1 through Section 4.5) as follows:

         4.1. Organization and Standing

         (a) Carr is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full and unrestricted partnership power and authority to own, operate and lease its assets and to carry on its business as currently conducted. Carr is duly qualified to conduct business as a foreign limited partnership and is in good standing in each jurisdiction where the nature of the business conducted by Carr or the character of the assets owned, leased or otherwise held by it makes any such qualification necessary, except where the failure to be so qualified would not have a material adverse effect upon the business of Carr as currently conducted.

         (b) CRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full and unrestricted corporate power and authority to own, operate and lease its assets and to carry on its business as currently conducted. CRC is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the nature of the business conducted by CRC or the character of the assets owned, leased or otherwise held by it makes any such qualification necessary, except where the failure to be so qualified would not have a material adverse effect upon the business of CRC as currently conducted.

         4.2. Authorization; No Conflicts

         (a) The execution, delivery and performance by Carr of this Agreement and each Other Agreement to which Carr is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by Carr of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provisions of, the certificate of limited partnership or agreement of limited partnership of Carr; (ii) conflict with, or violate any provision of, any statute, law, ordinance, regulation, rule, order, writ or injunction having applicability to Carr or any of its assets; or (iii) conflict with, result in any breach of, or constitute a default under any agreement to which Carr is a party or by which it or any of its assets are bound; except (in the case of clauses (ii) and (iii) above) for such conflicts, violations, breaches or defaults as will not have a material adverse effect on the business or financial condition of Carr or the consummation of the Acquisition.

         (b) The execution, delivery and performance by CRC of this Agreement and each Other Agreement to which CRC is a party, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by CRC of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with, or violate any provisions of, the certificate of incorporation or by-laws of CRC; (ii) conflict with, or violate any provision of, any statute, law, ordinance, regulation, rule, order, writ or injunction having applicability to CRC or any of its assets; or (iii) conflict with, result in any breach of, or constitute a default under any agreement to which CRC is a party or by which it or any of its assets are bound; except (in the case of clauses (ii) and (iii) above) for such conflicts, violations, breaches or defaults as will not have a material adverse effect on the business or financial condition of CRC or the consummation of the Acquisition.

         4.3. Binding Obligations

         This Agreement and each Other Agreement executed and delivered by Carr and CRC constitutes a valid and binding obligation of Carr and CRC, respectively, enforceable in accordance with its terms; and each Other Agreement to be executed by Carr and CRC pursuant hereto or thereto, when executed and delivered in accordance with the provisions hereof or thereof, shall be a valid and binding obligation of Carr and CRC, respectively, enforceable in accordance with its terms.

         4.4. No Litigation

         There are no actions, suits, claims, arbitrations, proceedings or investigations pending or, to the knowledge of Carr or CRC, threatened against, affecting or involving Carr, CRC or their businesses or assets or the transactions contemplated by this Agreement, at law or in equity, or before or by any court, arbitrator or governmental authority, domestic or foreign, that could reasonably be expected to have a material adverse effect on the business or financial condition of Carr or CRC or challenge or impair the ability of Carr or CRC to consummate the Acquisition.

         4.5. No Tax Audits

         Neither Carr nor CRC is a party to any pending action, audit or proceeding by any taxing authority for any assessment or collection of any federal, state or local taxes. An audit of Carr and CRC for the taxable year ended 1993 was recently completed, which audit resulted in a proposed adjustment to which Carr, CRC and the other partners of Carr agreed to and is not expected to result in any direct liability to CRC. The Internal Revenue Service did not take any positions or raise any issues during such audit that would bear on the tax treatment of the transactions contemplated herein.

         4.6. Issuance of Units

         The Units to be issued to Contributors pursuant to Article II hereof at the Closing will have been duly authorized for issuance by Carr to Contributors, and upon issuance will be validly issued, fully paid and non-assessable. At the Closing, the terms of the Units will conform in all material respects to the terms set forth in the Partnership Agreement.

         4.7. Tax Reporting

         Carr will treat the transfer of the Contributed Property to Carr for federal income tax purposes as a contribution that qualifies for nonrecognition of gain pursuant to Section 721 of the Code and will determine the share of Carr's liabilities allocable to the Contributors by including the amount of those liabilities guaranteed by the Herricks pursuant to Section 7.3 hereof.

         4.8. Carr LLC

         Carr shall not take any actions or assume any positions which will cause Carr LLC to be treated as an association taxable as a corporation.

         4.9. No Investment Company

         As of the Closing Date and immediately thereafter, less than eighty (80%) percent of the value of Carr's assets (i) are held for investment and (ii) consist of stocks and securities, as such term is defined in Section 351(e)(1) of the Code. There is no plan in existence as of the Closing Date which would cause this representation to not be accurate at a subsequent date.

         4.10. No Representation with Regard to Tax Treatment

         Notwithstanding any provision of this Agreement, Carr makes no representation regarding the tax consequences (and shall have no liability with respect to representations of tax consequences) to any Contributor or to any of its direct or indirect partners of the transactions contemplated herein or in any Other Agreements.

                                   ARTICLE V

                      CONDITIONS PRECEDENT TO THE CLOSING

         5.1. Conditions to Obligations of Contributors

         The obligation of Contributors to consummate the closing of the contribution described in Section 1.2 hereof is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Contributors to carry out the provisions of this Agreement unless such failure is waived in writing by Contributors:

         (a) Representations and Warranties. The representations and warranties made by Carr and CRC herein and the statements contained in any document furnished by Carr and CRC in connection with the Closing pursuant to this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes therein contemplated by this Agreement or any Other Agreement.

         (b) Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by any Contributor.

         (c) Conditions under Acquisition Agreement. All conditions to the obligation of Contributors to consummate the closing under the Acquisition Agreement shall have been satisfied or waived by Contributors.

         (d) Documents at Closing. All documents required to be furnished to Contributors (either hereunder or under the Acquisition Agreement) prior to or at the Closing shall have been so furnished.

         5.2. Conditions to Obligations of Carr and CRC

         The obligation of Carr and CRC to consummate the closing of the contribution described in Section 1.2 hereof is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of Carr and CRC to carry out the provisions of this Agreement unless such failure is waived in writing by Carr:

         (a) Representations and Warranties. The representations and warranties made by Contributors herein and the statements contained in any document furnished by Contributors or its partners in connection with the Closing pursuant to this Agreement shall be true in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes therein contemplated by this Agreement or any Other Agreement.

         (b) Legal Proceedings. No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Carr or CRC.

         (c) Conditions under Acquisition Agreement. All conditions to the obligation of Carr to consummate the closing under the Acquisition Agreement shall have been satisfied or waived by Carr and CRC.

         (d) Documents at Closing. All documents required to be furnished to Carr and CRC (either hereunder or under the Acquisition Agreement) prior to or at the Closing shall have been so furnished.

                                   ARTICLE VI

                           SURVIVAL; INDEMNIFICATION

         6.1. Survival

         All representations, warranties, covenants, indemnities and other agreements of the parties hereto made in this Agreement or in any document furnished pursuant hereto shall not be extinguished by the Closing, but shall survive the Closing, except as may be otherwise specified herein or as limited by law. No investigation, audit or inspection made by or on behalf of any party hereto shall affect the survival of the representations, warranties, covenants, indemnities and other agreements of the parties hereto. All representations and warranties of the parties hereto made in this Agreement or in any document delivered pursuant hereto shall also be deemed made on and as of the Closing Date.

         6.2. Agreement of Contributors

         Subject to the conditions and provisions of this Article VI, Contributors hereby jointly and severally agree to indemnify, defend and hold harmless Carr and its subsidiaries and affiliates (including CRC) and each of their respective officers, directors, partners, employees, successors and assigns (collectively, the "Carr Indemnified Persons") from and against and in respect of all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements (the "Claims"), asserted against, resulting to, imposed upon or incurred by the Carr Indemnified Persons, directly or indirectly, by reason of or resulting from any breach of any representation or warranty in any material respect made by Contributors in this Agreement or in any document furnished by or on behalf of Contributors pursuant to this Agreement.

         6.3. Agreement of Carr to Indemnify

         Subject to the conditions and provisions of this Article VI, Carr hereby agrees to indemnify, defend and hold harmless each Contributor and its subsidiaries and affiliates and each of their respective officers, directors, partners, employees, successors and assigns (collectively, the "Contributor Indemnified Persons"), from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the Contributor Indemnified Persons, directly or indirectly, by reason of or resulting from any breach of any representation or warranty in any material respect made by Carr in this Agreement or in any document furnished by or on behalf of Carr pursuant to this Agreement.

         6.4. Agreement of CRC to Indemnify

         Subject to the conditions and provisions of this Article VI, CRC hereby agrees to indemnify, defend and hold harmless each Contributor Indemnified Person, from and against and in respect of all Claims asserted against, resulting to, imposed upon or incurred by the Contributor Indemnified Persons, directly or indirectly, by reason of or resulting from any breach of any representation or warranty in any material respect made by CRC in this Agreement or in any document furnished by or on behalf of CRC pursuant to this Agreement.


         6.5. Conditions of Indemnification

         The obligations and liabilities of Contributors, Carr and CRC hereunder with respect to their respective indemnities pursuant to this Article VI resulting from any Claim shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice (which notice shall be deemed to have been promptly given unless the indemnifying party shall have suffered a material adverse effect by reason of failure to give such notice) to the indemnifying party of any Claim which is asserted against, resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this Article VI, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

         (b) If the facts pertaining to a Claim arise out of the Claim of any third party, or if there is any Claim against a third party available by virtue of the circumstances of the Claim, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party's own expense with counsel chosen by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld; provided, however, that the indemnifying party shall not agree to settlement of any such action or proceeding which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of the indemnified party without the prior written consent of the indemnified party; and provided further, that if the indemnified party reasonably determines that a conflict of interest exists where it is advisable for the indemnified party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to it which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to assume such defense and the indemnified party shall be entitled to separate counsel at the indemnifying party's expense. If the indemnifying party is not entitled to assume the defense of such action or proceeding as a result of the proviso to the preceding sentence, the indemnifying party's counsel shall be entitled to conduct the indemnifying party's defense and the indemnified party's counsel shall be entitled to conduct the indemnified party's defense, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in subparagraph (a) above, the indemnifying party will pay the reasonable fees and expenses of counsel for the indemnified party. In such event, however, the indemnifying party will not be liable for any settlement effected without the written consent of the indemnifying party. If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action or proceeding. Whether or not the indemnifying party chooses to so defend or prosecute such Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The indemnifying party shall be subrogated to all rights and remedies of the indemnified party.

                                  ARTICLE VII

                          CONFIDENTIALITY; TAX MATTERS

         7.1. Confidentiality

         (a) Information. Before the Closing or if the Closing does not occur, all information provided by Carr to Contributors in connection with the transactions contemplated by this Agreement shall be kept strictly confidential and shall not, without the prior consent of Carr, be disclosed by any Contributor or used for any purpose other than evaluating such transactions. Each Contributor agrees that such information shall only be transmitted to such Contributor's partners, officers, directors, trustees, employees, attorneys, accountants, contractors, consultants, advisors and agents who need to know such information for purposes of evaluating such transactions and who agree to be bound by these confidentiality provisions, and each Contributor agrees that in the event the Closing does not take place for any reason, each Contributor shall return all such information to Carr. The provisions of this section shall not apply to any information which is a matter of public record or lawfully obtainable from other sources and shall not prevent either party from complying with applicable laws, rules, regulations and court orders, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

         (b) Public Notices. Between the date hereof and for a period ending one
(1) year after the Closing Date, neither party shall release or cause or permit to be released any press notices or advertising promotion or other publicity relating to this transaction without first giving reasonable notice to, and consulting with, the other party and, as required herein, obtaining the written consent of the other party. No provisions in this Section 7.1 shall preclude a party from discussing the substance or any relevant details of such transactions with any of its attorneys, accountants, professional consultants, lenders, partners, affiliates, investors, or any prospective lender, partner or investor, as the case may be, or prevent a party hereto, from complying with laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements (including, in the case of Carr, disclosure by CRC of information that it determines is necessary or appropriate in accordance with its obligations as a public company under rules of the New York Stock Exchange, the Securities and Exchange Commission or other regulatory body) and stock exchange rules or making an announcement or making any communication to its shareholders in accordance with its corporate policy.

         7.2. Limitation on Sale of Contributed Property

         Carr agrees that it will not sell, transfer, exchange or otherwise dispose of part or all of its interest in the Contributed Property during the period (the "Lockout Period") commencing on the Closing Date and ending on the later of the date of death of Norton Herrick ("N. Herrick") and his spouse, Elaine Herrick ("E. Herrick") (N. Herrick, E. Herrick, Howard Herrick, Michael Herrick, Evan Herrick and the general partners of Contributors are hereinafter referred to as the "Herricks"), subject to earlier termination as set forth in
Section 7.5 below, except in connection with either a like-kind exchange of the Contributed Property pursuant to Section 1031 of the Code or other disposition that pursuant to a nonrecognition provision in the Code does not result in the current recognition of any gain to the Herricks, in which case the newly acquired property shall be treated as Contributed Property and shall continue to be subject to the Lockout Restrictions. Notwithstanding anything to the contrary set forth herein, the prohibition against the sale, transfer, exchange or other disposition by Carr with respect to the Contributed Property during the Lockout Period shall automatically terminate in the event that (i) Carr terminates the Lockout Restrictions in accordance with Section 7.5, (ii) the Herricks at any time exercise their right to redeem the Units held by the Herricks (the "Herrick Units") for Common Stock, or (iii) a taxable sale, transfer, assignment or other disposition of the Herrick Units, including upon foreclosure with respect thereto (but excluding a pledge or other grant of security interest in the Herrick Units).

         7.3. Debt Guarantee Agreement

         (a) Carr agrees that it will take the Contributed Property at Closing subject to Contributors' obligations under that certain first mortgage loan provided by UBS Mortgage Finance, Inc. (the "Existing Debt"), and that so long as Carr owns such Contributed Property (or, if earlier, until the expiration of the Lockout Period), it will provide the Herricks and the Contributors (collectively, the "Guarantors") with the opportunity, at Closing and until the Existing Debt is repaid in full, to guarantee a portion of the Existing Debt equal to the lesser of (i) $27,000,000, or (ii) the outstanding principal balance on the Existing Debt (the "Existing Debt Guarantee Amount"); provided, however, that Carr shall agree to use its commercially reasonable efforts to maintain at least $16,000,000 of debt secured by the Contributed Property that may be guaranteed by the Guarantors pursuant to either the Existing Debt or other indebtedness (including debt that may be provided by CRC or any affiliate thereof).

         (b) Carr and CRC represent, warrant and covenant that they will enter into loan arrangements whereby CRC will loan and Carr will borrow as necessary an amount equal to the amount, if any, by which the Existing Debt Guarantee Amount pursuant to Section 7.3(a) is less than $27,000,000 (the "CarrAmerica Loan"), which loan shall be a recourse loan on the assets of Carr (but not to the partners of Carr) and secured by the Carr Properties (as defined in Section 7.3(c)) in accordance with Section 7.3(c), and that it will provide the Guarantors with the opportunity, for the duration of the Lockout Period, to guarantee amounts due under the CarrAmerica Loan (the "CarrAmerica Loan Guarantee Amount"), which together with the Existing Debt Guarantee Amount shall be no less than $27,000,000. Carr represents and warrants that it is the present intention of Carr that the proceeds of the CarrAmerica Loan shall be used solely for the ordinary business and operations of Carr. Carr further agrees that it will not prepay, refinance, or otherwise replace the CarrAmerica Loan during the Lockout Period; provided, however, that the foregoing limitation shall not apply if Carr replaces or refinances the CarrAmerica Loan with a new loan secured by the Carr Properties so long as the Guarantors are offered the opportunity to irrevocably and unconditionally guarantee such replacement financing in an amount up to the CarrAmerica Loan Guarantee Amount or indemnify and hold harmless CRC and its affiliates, at the option of the Guarantors, if applicable, from any liability with respect to a corresponding amount of the CarrAmerica Loan Guarantee Amount. Carr represents and warrants that it is the present intention of Carr that the proceeds of such replacement financing shall be used solely for the ordinary business and operations of Carr. Notwithstanding anything to the contrary set forth herein, the obligation of Carr to make available the CarrAmerica Loan Guarantee Amount shall automatically terminate in the event that (i) Carr terminates the Lockout Restrictions in accordance with
Section 7.5, (ii) the Herricks at any time exercise their right to redeem the Herrick Units for Common Stock, or (iii) a taxable sale, transfer, assignment or other disposition of the Herrick Units, including upon foreclosure with respect thereto (but excluding a pledge or other grant of security interest in the Herrick Units).

         (c) Carr and CRC represent, warrant and covenant that the security for the Carr America Loan made pursuant to the provisions of Section 7.3(b) shall consist solely of real estate assets of Carr and shall have a fair market value of at least five times the amount of such loan (each real estate asset securing the CarrAmerica Loan being referred to herein as a "Carr Property" and collectively, the "Carr Properties"), and that Carr and CRC shall deliver a written certificate to the Herricks certifying as to such value. CRC represents, warrants and covenants that CRC shall have a valid and enforceable first mortgage lien on any such Carr Properties. Carr shall have the right, in its sole and absolute discretion, to elect to sell or otherwise dispose of any of the Carr Properties, in which case Carr shall provide substitute security for the CarrAmerica Loan by pledging additional unencumbered assets of Carr selected by Carr with a fair market value at least equal to the value previously allocated to the Carr Property being sold or otherwise replaced; provided, however, that Carr and CRC shall have delivered a written certificate to the Herricks prior to such replacement certifying that the fair market value of such substitute asset is at least equal to the value previously allocated to the Carr Property being sold or otherwise replaced; and further provided, however, that in the event such Carr Property is also a Contributed Property, then Carr shall not have the right to sell or otherwise dispose of such Carr Property, as provided for in Section 7.2, unless such sale or disposition is permitted by
Section 7.2.

         (d) Carr agrees that, so long as this Section 7.3 is in effect, it will not place a mortgage or lien (or permit any such mortgage or lien) to be placed upon the Contributed Property and the other interests in the U.S. West Communication Group office portfolio addressed in the Related Agreements (as defined in the Acquisition Agreement) unless such mortgage or lien secures only the Existing Debt or any replacement financing.

         (e) Any guarantees provided by the Guarantors shall be in the respective forms of composite Exhibit E attached hereto, as applicable, and shall provide that such guarantees shall terminate in accordance with the terms of the respective guarantees.

         (f) The Herricks shall have the right, effective upon the seventh (7th) anniversary of the Closing Date or at any time thereafter as specified by the Herricks, by written notice delivered to Carr, to require that Carr redeem the Herrick Units for real estate in accordance with the terms and procedures set forth in Section 7.5(b).

         (g) Carr and CRC represent, warrant and covenant that no person or entity other than the Guarantors shall have the right to guarantee the Existing Debt or the CarrAmerica Loan, if and when such loan is made by CRC to Carr.

         7.4. Damages

         In the event that Carr breaches any of its obligations set forth in
Section 7.2 or Section 7.3, the Herricks shall be entitled to receive from Carr as damages an amount equal to the aggregate federal, state and local income taxes incurred by the Herricks as a result thereof and the payment of such amount shall be guaranteed by CRC. Any such federal, state and local income taxes shall be deemed to be the amount of gain or income recognized by the Herricks multiplied by the then highest rate or rates applicable to such gain or income for the year in which such gain or income is recognized. The parties agree that such damages shall be considered to include any federal, state and local income taxes incurred by the Herricks by reason of the receipt of a payment from Carr for a breach of such obligations. No effect shall be given in determining the amount of damages to the Herricks of their other taxable income, tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes. The same principles of computation shall apply for state and local taxes. In addition, Carr shall pay to the Herricks any interest and/or penalties incurred by the Herricks as a result of a breach by Carr in the event that the Herricks actually incur the obligations to pay such interest and/or penalties as a result of such breach; provided, however, that Carr shall not be liable for any additional interest and/or penalties incurred by the Herricks as a result of the failure by the Herricks to pay any such interest and/or penalties to the appropriate governmental entity upon payment by Carr to the Herricks of all damages, if any, determined in accordance with Section 7.7.

         7.5. Lockout Restrictions; Redemption of Herrick Units

         (a) The provisions set forth in Section 7.2 and Section 7.3 with respect to the obligations and/or restrictions of Carr or CRC (or any affiliate thereof) during the Lockout Period shall be collectively referred to hereafter as the "Lockout Restrictions." Carr shall have the right to cause a termination of the Lockout Restrictions, if such Lockout Restrictions remain in effect and have not theretofore been terminated in accordance with this Agreement, effective on the twentieth (20th) anniversary of the Closing Date or at any time thereafter as specified by Carr, by written notice delivered to the Herricks, which notice shall not be delivered prior to the date of such twentieth (20th) anniversary, and upon payment by Carr to the Herricks in an amount equal to fifty percent (50%) of the aggregate federal, state and local income taxes incurred by the Herricks, which amount shall be based on a reasonable estimate made by the Herricks of such taxes (or if such reasonable estimate is not received by Carr within ninety (90) days of such written notice, then Carr may estimate the amount due based on an assumed $27,000,000 gain recognition by the Herricks multiplied by the then highest current tax rate applicable to such gain), and the difference between the estimated taxes and the actual amounts due under this paragraph shall be delivered to the Herricks or Carr, as appropriate, by the other party within ten (10) business days after the date on which the actual amounts due under this paragraph are determined (with a copy of the tax filings to be delivered to Carr by the Herricks as soon as practicable). The taxes incurred shall be based on the then highest rate or rates applicable to such gain or income for the year in which such gain or income is recognized; provided, however, that the maximum amount payable by Carr under this Section 7.5(a) shall not exceed $8,000,000, which maximum amount shall be reduced by $1,000,000 on each successive anniversary date following the twentieth (20th) anniversary of the Closing Date (the "Optional Payment"). The maximum amount of the Optional Payment shall be that amount applicable to the year in which the notice of exercise of the right to terminate is given by Carr to the Herricks although payment of the Optional Payment may occur at a later date. No effect shall be given in determining the amount of damages to the Herricks of their other taxable income, tax deductions, tax credits, tax carry forwards nor to any other of their tax benefits or tax attributes. The termination of the Lockout Restrictions under this Section 7.5(a) shall be effective upon the latest to occur of the (i) first anniversary of the date of such notice from Carr to the Herricks provided that the completion of the redemption of the Herrick Units as set forth in Section 7.5(b) below has occurred prior to such first anniversary date (or, such earlier date upon completion of the redemption of the Herrick Units as set forth in Section 7.5(b) below), or (ii) the payment by Carr of the Optional Payment. Notwithstanding anything to the contrary in the preceding sentence or otherwise, if the completion of the redemption of the Herricks Units as set forth in Section 7.5(b) has not occurred prior to the first anniversary of the date of such notice from Carr, then Carr shall have the right to terminate the Lockout Restrictions within five (5) months from the date of such first anniversary, which termination shall be effective upon the payment by Carr of the Optional Payment; provided, however, that if Carr does not pay the Optional Payment within this five (5) month period, the termination of the Lockout Restrictions shall not be deemed to have occurred, and Carr shall have no further right to terminate the Lockout Restrictions under this Section 7.5(a); provided, further, that upon the twenty-eighth (28th) anniversary of the Closing Date (at which time the Optional Payment shall have been reduced to zero), Carr shall have the right to cause a termination of the Lockout Restrictions at any time thereafter in accordance with the terms set forth in this Section 7.5(a).

         (b) In the event that Carr shall deliver notice of its exercise right to terminate the Lockout Restrictions pursuant to Section 7.5(a) above, the Herricks shall have a period of one (1) year after receipt of such notice to complete the redemption of the Herrick Units for real estate to be selected by the Herricks (in their sole discretion) and acquired by Carr for purposes of executing such redemption (the "Herrick Designated Replacement Property") subject to the following conditions (and completion of the redemption of the Herrick Units within such one (1) year period shall be deemed to constitute a full waiver by the Herricks of the right to receive the Optional Payment). The Herrick Designated Replacement Property shall have such value and be subject to such debt as shall be designated by the Herricks; provided, however, that (i) Carr shall not be required in any event to expend more in connection with the acquisition and delivery of the Herrick Designated Replacement Property than the value equal to the number of Herrick Units multiplied by the value of a share of common stock of CRC, as adjusted in accordance with the Partnership Agreement (the "Unit Equity Value"); (ii) to the extent that the total cost of acquiring and delivering the Herrick Designated Replacement Property would exceed the Unit Equity Value, the Herricks shall be obligated to pay to Carr the balance in cash as needed from time to time in advance of Carr incurring an obligation to proceed with the acquisition of such Herrick Designated Replacement Property; and (iii) the Herricks shall provide any credit support necessary to obtain the level of debt requested by the Herricks with respect to such Herrick Designated Replacement Property.

         (c) The Herricks shall reimburse, indemnify and hold harmless Carr for any losses and expenses that may be incurred by Carr in connection with the acquisition and delivery of the Herrick Designated Replacement Property in excess of the Unit Equity Value (and shall provide to Carr reasonably security therefor).

         7.6. Special Loss Allocation

         Pursuant to the terms of the Second Amendment, the Class E Units shall be allocated losses in the aggregate amount of $50,000 per year for a period of twenty (20) years. Carr shall make available for the Herricks sufficient additional debt of Carr to permit the Herricks to have an adjusted tax basis in the Herrick Units in an amount that would permit them to utilize such losses, which debt shall be subject to the terms and conditions set forth in Section 7.3 above.

         7.7. Rights and Remedies of Contributors

         Notwithstanding any provision of this Agreement, Contributors agree that the sole and exclusive rights and remedies to which they may be entitled at law or in equity for a breach or violation by the other party of any of the covenants and agreements set forth in Sections 7.2 through 7.5 (the "Tax-Related Covenants") shall be for damages as determined pursuant to this Section 7.7, and Contributors shall not be entitled to pursue a claim for specific performance of the terms of Sections 7.2 through 7.5 (other than with respect to a breach by Carr of the provisions of Section 7.3(f); the parties agreeing that monetary damages may be difficult to ascertain and that specific performance will be an appropriate remedy). If Contributors notify Carr of a claim that Carr has breached or violated any of the Tax-Related Covenants, Carr and Contributors agree to negotiate in good faith to resolve any disagreements regarding any such breach or violation. If any such disagreement cannot be resolved by Carr and Contributors within thirty (30) days after receipt by Carr of the notice in accordance with the preceding sentence, Carr and Contributors shall jointly retain a nationally recognized independent public accounting firm ("an Accounting Firm") to act as an arbitrator to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach by Carr of any of the Lockout Restrictions has occurred and, if so, the amount of damages that the Herricks are entitled to as a result thereof, determined as set forth in Section 7.4). If the parties cannot agree on an Accounting Firm, each of Contributors and Carr shall retain an Accounting Firm, and the Accounting Firm selected by Carr and the Accounting Firm selected by Contributors shall jointly retain an Accounting Firm. If the two Accounting Firms cannot agree upon a third Accounting Firm within thirty (30) days, such matter shall be referred to a court of competent jurisdiction to select the third Accounting Firm. The Accounting Firms shall be instructed to resolve as expeditiously as possible all points of any such disagreement (including, without limitation, whether a breach by Carr of any of the Lockout Restrictions has occurred and, if so, the amount of damages that the Herricks are entitled to as a result thereof, determined as set forth in Section 7.4). All determinations made by the Accounting Firm or the Accounting Firms, as the case may be, with respect to the resolution of any breach or violation of the Tax-Related Covenants shall be final, conclusive and binding on Carr and Contributors. The fees and expenses of any Accounting Firms incurred in connection with any such determination shall be shared equally by Carr and Contributors. The rights and remedies of Contributors set forth in this Section 7.7 shall be available to any of the Contributors individually.

                                  ARTICLE VIII

                             REMEDIES; TERMINATION

         8.1. Remedies

         If this Agreement is terminated prior to the Closing, Carr and Contributors shall have the same rights and remedies set forth in Section 1.4 of the Acquisition Agreement, as if such section had been set forth in this Agreement; provided, however, that no party shall be entitled to additional damages beyond those set forth in the Acquisition Agreement.

         8.2. Termination

         If the Acquisition Agreement is terminated in accordance with the provisions thereof, then this Agreement shall automatically terminate. So long as a party is not in default hereunder, if any condition to such party's obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, such party may, in its sole discretion, terminate this Agreement by written notice to the other party on or before the Closing Date or other applicable date, or elect to close, notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1. Additional Actions and Documents

         Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

         9.2. Expenses

         Each party hereto shall pay its own legal, accounting and other advisory fees incurred in connection with the negotiation and closing of the Agreement. The provisions of this Section 9.2 shall survive any termination of this Agreement.

         9.3. Assignment

         No party hereto shall assign its rights and/or obligations under this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other parties hereto. Notwithstanding anything to the contrary in the preceding sentence, at any time after the Closing Date, Carr may assign its rights and/or obligations under this Agreement to an affiliate, or any other person or entity in connection with a merger, consolidation, sale or contribution of all or substantially all of its or CRC's assets, or other similar corporate transaction; provided, that no assignment pursuant to the preceding clause shall release the assigning party from its respective liabilities and obligations hereunder.

         9.4. Entire Agreement; Amendment

         This Agreement, including the Exhibits and other documents referred to herein or furnished pursuant hereto, together with the Acquisition Agreement and the exhibits and other documents referred to therein or furnished pursuant thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated herein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein; provided, that nothing in this Section 9.4 shall have any effect on the Other Agreements. Prior drafts of this Agreement shall not be admissible as evidence in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated herein. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the party against whom enforcement of the amendment, modification, or discharge is sought.

         9.5. Waiver

         No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other documents furnished in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

         9.6. Severability

         If any part of any provision of this Agreement or any other agreement or document given pursuant to or in connection with this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         9.7. Governing Law

         This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

         9.8. Notices

         All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by facsimile, telegram, telecopy or telex, addressed as follows:

         (i)   If to any Contributor:
               The Herrick Company, Inc.
               Attn: Norton Herrick
               2295 Corporate Boulevard, N.W., Suite 222
               Boca Raton, FL 33431
               Telephone: 561/241-9880
               Facsimile: 561/241-9887

               With a copy to:

               Battle Fowler, LLP
               Attn:  Peter Fass, Esq.
               75 E. 55th Street
               New York, NY  10022
               Telephone:  212/856-6850
               Facsimile:   212/856-7822

      (ii)     If to Carr:

               CarrAmerica Realty Corporation
               Attn:  Robert G. Stuckey
               1700 Pennsylvania Avenue, N.W.
               Washington, D.C.  20006
               Telephone:  202/624-7533
               Facsimile:  202/638-0102

               With a copy to:

               Hogan & Hartson L.L.P.
               Attn:  David W. Bonser, Esq.
               Columbia Square
               555 Thirteenth Street, N.W.
               Washington, D.C.  20004
               Telephone:  202/637-5868
               Facsimile:  202/637-5910

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, faxed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the confirmation receipt (with respect to a facsimile), or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9.9. Headings

         Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         9.10. Execution in Counterparts

         To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         9.11 Attorneys' Fees

         Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including reasonable attorneys' fees, expended or incurred by the prevailing party in connection therewith.

         9.12. Waiver of Jury Trial

         TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ACQUISITION AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE PROVISIONS OF THIS SECTION 9.12 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties hereto have caused this Contribution Agreement to be duly executed on their behalf as of the date first above written.

                                   CONTRIBUTORS:

                                   PhoenixWest Associates, Ltd. (formerly known as Cypress Lakes at Boca Rio Associates, Limited Partnership)

                                   By:   G-P PhoenixWest, Inc.,
                                         General Partner

                                         By:     /s/ Norton Herrick
                                                 ---------------------------
                                         Name:   Norton Herrick
                                         Title:  President

                                   Versailles Associates Limited Partnership

                                   By:     G-P Versailles, Inc.,
                                           General Partner

                                           By:     /s/ Norton Herrick
                                                   -------------------------
                                           Name:   Norton Herrick
                                           Title:  President

                                   Lakeview 436 Associates, Ltd.

                                   By:     Lakeview-Nort, Ltd.,
                                           General Partner

                                           By:     436, Inc.,
                                                   General Partner

                                           By:     /s/ Norton Herrick
                                                   -------------------------
                                           Name:   Norton Herrick
                                           Title:  President

                                   Pines Realty Associates, Ltd.

                                   By:     7425, Inc.,
                                           General Partner

                                           By:     /s/ Norton Herrick
                                                   -------------------------
                                           Name:   Norton Herrick
                                           Title:  President

                                   CARR:

                                   CARRAMERICA REALTY, L.P.

                                   By: CarrAmerica Realty GP Holdings, Inc., General Partner

                                   By:     /s/ Robert G. Stuckey
                                           ----------------------------------
                                   Name:   Robert G. Stuckey
                                   Title:  Managing Director and Vice President

                                   CRC:

                                   CARRAMERICA REALTY CORPORATION

                                   By:     /s/ Robert G. Stuckey
                                           ----------------------------------
                                   Name:   Robert G. Stuckey
                                   Title:  Chief Investment Officer